Exhibit 4.3

EXECUTION COPY

LANGUAGE LINE HOLDINGS, LLC

SECURITIES PURCHASE AGREEMENT

for the purchase of

SERIES A PREFERRED UNITS

and

CLASS D COMMON UNITS

Dated as of June 11, 2004

TABLE OF CONTENTS

1.	AUTHORIZATION OF ISSUE OF SECURITIES		1

2.	PURCHASE AND SALE OF SECURITIES		1

3.	CONDITIONS TO CLOSING		2

	3A.	Documents	2

	3B.	Opinion of Company’s Counsel	3

	3C.	Representations and Warranties; No Default	3

	3D.	Merger	3

	3E.	Equity Financing	3

	3F.	Senior Credit Agreement	4

	3G.	Subordinated Notes	4

	3H.	Capitalization	4

	3I.	Indebtedness	5

	3J.	Material Adverse Effect	5

	3K.	Purchase Permitted By Applicable Laws; Approvals	5

	3L.	Fees and Expenses	5

	3M.	Proceedings	5

	3N.	Sale of Securities to Other Purchasers	5

	3O.	Solvency	5

	3P.	Financial Statements; Etc	5

	3Q.	Ratio of Debt to EBITDA and Pro Forma EBITDA	6

4.	REDEMPTION/PUT RIGHTS		6

	4A.	Optional Redemption	6

	4B.	Put Right in the Event of a Change in Control	7

	4C.	Mandatory Redemption	9

	4D.	Common Unit Put Right	9

5.	AFFIRMATIVE COVENANTS		9

	5A.	Financial Statements	9

	5B.	Certificates; Other Information	10

	5C.	Payment of Obligations	12

	5D.	Conduct of Business and Maintenance of Existence	13

	5E.	Maintenance of Properties	13

i

Table Of Contents

		Page

11H.	Satisfaction Requirement	72

11I.	GOVERNING LAW	72

11J.	SUBMISSION TO JURISDICTION	72

11K.	WAIVER OF JURY TRIAL	72

11L.	Severability	73

11M.	Descriptive Headings; Advice of Counsel; Interpretation	73

11N.	Counterparts	73

11O.	Severalty of Obligations	73

SCHEDULES

PURCHASER SCHEDULE

SCHEDULE 6E(H) – AFFILIATE TRANSACTIONS

SCHEDULE 8G – MATERIAL LITIGATION

SCHEDULE 8L - SUBSIDIARIES

SCHEDULE 8M – REAL PROPERTY

SCHEDULE 8O – COPYRIGHTS, PATENTS, PERMITS, TRADEMARKS AND LICENSES

SCHEDULE 8U(1) – MATERIAL CREDIT DOCUMENTS

SCHEDULE 8U(2) – MATERIAL SUBORDINATED NOTE DOCUMENTS

SCHEDULE 8U(3) – MATERIAL ACQUISITION DOCUMENTS

SCHEDULE 8U(4) – MATERIAL EQUITY DOCUMENTS

SCHEDULE 8V – CAPITALIZATION

SCHEDULE 8W – OUTSTANDING INDEBTEDNESS

EXHIBITS

EXHIBIT A –FORM OF LLC AGREEMENT

EXHIBIT B – FORM OF MEMBERS AGREEMENT

EXHIBIT C – FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D – FORM OF STANDSTILL AND SUBORDINATION AGREEMENT

EXHIBIT E – FORM OF CALL AGREEMENT

v

LANGUAGE LINE HOLDINGS, LLC

One Lower Ragsdale Drive

Building 2

Monterey, CA 93940

                    As of June 11, 2004

To Each of the Purchasers Named in the

Purchaser Schedule Attached Hereto

Ladies and Gentlemen:

The undersigned, Language Line Holdings, LLC, a Delaware limited liability company (herein called the “Company”), hereby agrees with the purchasers named in the Purchaser Schedule (the “Purchaser Schedule”) attached hereto (herein, collectively, called the “Purchasers”) as set forth below. Reference is made to Paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.

1. AUTHORIZATION OF ISSUE OF SECURITIES. The Company has authorized the issue of (A) its Series A Preferred Units as defined and having the designations, rights and preferences (collectively, “Rights”) set forth in the LLC Agreement (the “Preferred Units”) and (B) its Class D Common Units as defined and having the Rights set forth in the LLC Agreement (the “Common Units”). The terms Preferred Units and Common Units as used herein shall include each Preferred Unit and Common Unit, respectively, delivered pursuant to any provision of this Agreement. The Preferred Units and Common Units are sometimes collectively referred to herein as the “Securities.” Each Preferred Unit shall accrue a yield of 15.0% per annum on the sum of (i) the Unreturned Capital Value of such Preferred Unit plus (ii) the Unpaid Yield on such Preferred Unit for all prior quarterly periods (or any portion thereof) ending on any March 31, June 30, September 30 or December 31 (provided that, during any period when an Event of Default shall be in existence, the rate of accrual for such yield shall be 17% per annum from and after the date of such Event of Default and until such Event of Default has been cured or waived in accordance with the terms of this Agreement, as provided in the definition of “Yield” set forth in the LLC Agreement).

2. PURCHASE AND SALE OF SECURITIES. The Company hereby agrees to sell to each Purchaser and, subject to the terms and conditions herein set forth, each Purchaser agrees to purchase from the Company the aggregate number of Preferred Units and Common Units set forth opposite such Purchaser’s name in the Purchaser Schedule attached hereto for the aggregate price indicated opposite such Purchaser’s name for such Preferred Units and Common Units, respectively, in such Purchaser Schedule. The Company will deliver to each Purchaser, at the offices of Kirkland & Ellis LLP at Citigroup Center, 153 East 53rd Street, New York, New York 10022, evidence of the Securities to be purchased by such Purchaser against payment of the purchase price therefor by transfer of immediately available funds on the date of closing, which shall be the initial date of the closing of the transactions contemplated by the Agreement and Plan of Merger, or any other date before such date upon which the Company and the Purchasers may mutually agree (herein called the “Closing Date”), to the account or accounts as shall be specified in a letter, in substantially the form of Exhibit A hereto, from the Company to the Purchasers delivered at least two Business Days prior to the Closing Date.

3. CONDITIONS TO CLOSING. Each Purchaser’s obligation to purchase and pay for the Securities to be purchased by such Purchaser hereunder is subject to the satisfaction or waiver by such Purchaser, on or before the Closing Date, of the following conditions:

3A. Documents. Such Purchaser shall have received original counterparts or, if satisfactory to such Purchaser, certified or other copies of all of the following documents, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser, dated the Closing Date unless otherwise indicated, and, on the Closing Date, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(1) the Amended and Restated Limited Liability Company Agreement of the Company among each of the holders of membership interests in the Company, in the form of Exhibit A attached hereto (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms hereof, the “LLC Agreement”);

(2) a Members Agreement among the Company, the Purchasers and the other holders of membership interests in the Company, in the form of Exhibit B attached hereto (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms hereof, the “Members Agreement”);

(3) a Registration Rights Agreement among the Company, the Purchasers and the other holders of membership interests in the Company, in the form of Exhibit C attached hereto (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms hereof, the “Registration Rights Agreement”);

(4) a Standstill and Subordination Agreement among Holdings II, the Purchasers, Merrill, and the purchaser of the Redeemable Common Equity, in the form of Exhibit D attached hereto and the Call Agreement, in the form of Exhibit E attached hereto;

(5) an Officer’s Certificate certifying, among other things (a) as to the name, titles and true signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents to which it is a party, (b) that attached thereto is a true, accurate and complete copy of the certificate of formation of the Company, certified by the Secretary of State of the State of Delaware as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the LLC Agreement (as in effect at the time of and at all times since the adoption of the resolutions referred to in clause (d) below), (d) that attached thereto is a true, accurate and complete copy of the resolutions of the Company’s Board of Directors, duly adopted by such Board of Directors, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and (e) that this Agreement and the other Transaction Documents executed and delivered to such Purchaser by the Company are in the form approved by the Company’s Board of Directors in the resolutions referred to in clause (d) above;

(6) a certificate of good standing for the Company from the Secretary of State of the State of Delaware and the Secretary of State (or other appropriate governmental official(s)) of each state in which the failure of the Company to be qualified to transact business would reasonably be expected to have a Material Adverse Effect, in each case dated as of a recent date; and

(7) such other certificates, documents, agreements and items as such Purchaser may reasonably request.

3B. Opinion of Company’s Counsel. Such Purchaser shall have received from Kirkland & Ellis LLP, who is acting as special counsel for the Company in connection with the Transactions, a favorable opinion reasonably satisfactory to such Purchaser as to such matters incident to the Transactions as it may reasonably request. The Company, by its execution hereof, hereby requests and authorizes such special counsel to render such opinion.

3C. Representations and Warranties; No Default. The representations and warranties contained in Paragraph 8 shall be true and correct on and as of the Closing Date; there shall exist on the Closing Date, both before and after giving effect to consummation of the transactions contemplated by the Transaction Documents, no Event of Default or Default; and the Company shall have delivered to such Purchaser an Officers’ Certificate, dated the Closing Date, to both such effects.

3D. Merger. The Agreement and Plan of Merger dated as of April 14, 2004 (the “Agreement and Plan of Merger”) shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. All conditions precedent to the obligations of Language Line Acquisition, Inc., a Delaware corporation and an indirect Subsidiary of the Company (“Acquisition Co”), to acquire Language Line Holdings, Inc., a Delaware corporation (“Holdings”), thereunder shall have been satisfied (except to the extent waived by Acquisition Co. with the prior written consent of such Purchaser), and Acquisition Co. shall have consummated the acquisition of Holdings through the merger of Language Line, Inc., a Delaware corporation and a Subsidiary of Acquisition Co. (“Language Line”), with and into Holdings in accordance with the terms of the Agreement and Plan of Merger (the “Merger”). Such Purchaser shall have received a copy of the Agreement and Plan of Merger and all other Material Acquisition Documents, certified in an Officers’ Certificate, dated the Closing Date, as correct and complete.

3E. Equity Financing. The Equity Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. All conditions precedent to the purchase of Capital Stock thereunder shall have been satisfied, and the Equity Financing shall have been consummated in accordance with the terms and conditions of the Equity

Documents. All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery or performance of the Equity Documents or the consummation of the transactions contemplated thereby shall be final and in full force and effect and shall be in form and substance reasonably satisfactory to such Purchaser. Such Purchaser shall have received a copy of the Equity Documents to which such Purchaser is a party and each instrument, document filings and agreement delivered in connection therewith and each other Material Equity Document, certified in an Officers’ Certificate, dated the Closing Date, as correct and complete.

3F. Senior Credit Agreement. The Senior Credit Agreement, providing for a committed $40,000,000 revolving credit facility to Language Line (of which not more than (1) $10,000,000 shall be used to finance any portion of the Merger Consideration (as defined in the Agreement and Plan of Merger) attributable to an excess of Closing Working Capital (as defined in the Agreement and Plan of Merger) and (2) $5,000,000 shall be used to finance a portion of the Transactions) and for term loans to Language Line in the aggregate principal amount of $285,000,000 and having other terms and conditions reasonably satisfactory to such Purchaser, shall have been duly executed and delivered by Language Line, Acquisition Co., and the Senior Lenders, and shall be in full force and effect. All conditions precedent to the making of the term loan and the initial revolving loan under the Senior Credit Agreement shall have been satisfied or waived (with the consent of such Purchaser) and Language Line, shall have received the proceeds of the term loans and the initial revolving loan thereunder. Such Purchaser shall have received a copy of the Senior Credit Agreement and the Material Credit Documents, certified in an Officers’ Certificate, dated the Closing Date, as correct and complete.

3G. Subordinated Notes. The Subordinated Note Indenture, providing for the issuance and sale of $165,000,000 aggregate principal amount at maturity of the Subordinated Notes and having other terms and conditions satisfactory to such Purchaser, shall have been duly executed and delivered by Language Line and The Bank of New York, as trustee, and shall be in full force and effect. The Senior Discount Note Indenture, providing for the issuance and sale of approximately $55,000,000 in gross proceeds of the Senior Discount Notes and having other terms and conditions satisfactory to such Purchaser, shall have been duly executed and delivered by Holdings and The Bank of New York, as trustee, and shall be in full force and effect. All conditions precedent to the issuance and sale of the (1) Subordinated Notes under the Subordinated Note Indenture and (2) Senior Discount Notes under the Senior Discount Note Indenture shall, in each case, have been satisfied or waived (with the consent of such Purchaser), and Language Line and Holdings shall have received the proceeds of the issuance and sale of the Subordinated Notes and the Senior Discount Notes, respectively, thereunder. Such Purchaser shall have received a copy of the Subordinated Note Indenture and the Senior Discount Note Indenture and the Material Subordinated Note Documents, certified in an Officers’ Certificate, dated the Closing Date, as correct and complete.

3H. Capitalization. The capitalization of the Transaction Parties and the terms, conditions and documentation of the governing documents of the Transaction Parties shall be reasonably satisfactory to such Purchaser.

3I. Indebtedness. After giving effect to the Transactions, on the Closing Date, neither the Company nor any of its Subsidiaries shall have any outstanding Indebtedness or Preferred Capital Stock other than (1) the Preferred Units, (2) Indebtedness under the Senior Credit Documents, (3) the Subordinated Notes, (4) Indebtedness between the Transaction Parties as contemplated by the Equity Financing, (5) the Online Debt, (6) Redeemable Common Equity, (7) the Senior Discount Notes, and (8) Existing Indebtedness set forth on Schedule 8W.

3J. Material Adverse Effect. Since December 31, 2003 there shall have been no change, event or development (whether or not covered by insurance) which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3K. Purchase Permitted By Applicable Laws; Approvals. The purchase of and payment for the Securities to be purchased by such Purchaser on the Closing Date on the terms and conditions herein provided (including the use of the proceeds from the sale of such Securities by the Company) shall not violate any applicable law or governmental regulation and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition. All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby shall have been issued or made, shall be final and in full force and effect and shall be in form and substance reasonably satisfactory to such Purchaser.

3L. Fees and Expenses. Without limiting the provisions of Paragraph 11B hereof, the Company shall have paid the reasonable fees, charges and disbursements of Schiff Hardin LLP relating to this Agreement and the other Transaction Documents.

3M. Proceedings. All proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may request.

3N. Sale of Securities to Other Purchasers. The Company shall have sold, or contemporaneously with such sale to such Purchaser will sell, to the other Purchasers the Securities to be purchased by them at the closing and shall have received payment in full therefor.

3O. Solvency. Such Purchaser shall have received an Officers’ Certificate of the Company, in form and substance satisfactory to such Purchaser, together with such other evidence reasonably requested by such Purchaser, confirming the Solvency of the Company and each of its Subsidiaries on a consolidated basis after giving effect to the consummation of the Transactions.

3P. Financial Statements; Etc. Such Purchaser shall have received (1) audited consolidated balance sheets of Holdings’ wholly-owned Subsidiary, Language Line, LLC

(“LLC”), and LLC’s Subsidiaries as of December 31, 2003, December 31, 2002 and December 31, 2001 and audited consolidated statements of income, comprehensive income, and member’s (deficiency) capital, and of cash flow for the fiscal years ended December 31, 2003, December 31, 2002, and December 31 2001, and (ii) LLC’s unaudited consolidated balance sheets as of March 31, 2003 and March 31, 2004 and its audited consolidated statements of income comprehensive income, member’s (deficiency) capital and cash flow for the three-month periods then ended (all such financial statements of the LLC and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”), (2) the Pro Forma Balance Sheet, in each case no later than two Business Days before the Closing Date, and such financial statements shall be in form and scope reasonably satisfactory to such Purchaser (in its sole discretion) and shall not be materially inconsistent (other than changes occurring in the ordinary course of business) with the financial statements or, in the case of any pro forma financial information, projections previously provided to such Purchaser, (3) a statement as to the sources and uses of cash needed to consummate the Transactions, and (4) a copy of the “Price Certification-Closing Certificate” (as defined in the Agreement and Plan of Merger) and any material correspondence given or received by the Company or any Subsidiary in connection therewith.

3Q. Ratio of Debt to EBITDA and Pro Forma EBITDA. Such Purchaser shall have received satisfactory evidence (including satisfactory supporting schedules and other data) that (1) the ratio of (i) pro forma “Consolidated Indebtedness” (as defined in the Senior Credit Agreement) to (ii) pro forma “Consolidated EBITDA” (as defined in the Senior Credit Agreement of the Company and its Subsidiaries calculated in a manner reasonably acceptable to such Purchaser and after giving effect to the Transactions for the four fiscal quarters ended March 31, 2004, was not greater than 6.85:1 and (2) the pro forma Consolidated EBITDA of the Company and its Subsidiaries calculated in a manner reasonably acceptable to such Purchaser and after giving effect to the Transactions for the 12-month period ended March 31, 2004 was not less than $72,000,000.

4. REDEMPTION/PUT RIGHTS.

4A. Optional Redemption.

(1) Optional Redemption in connection with Complete Exit Event. At any time prior to the first anniversary of the Closing Date, the Preferred Units shall be subject to redemption, in whole (but not in part) concurrently with a Complete Exit Event at the option of the Company at a redemption price per unit equal to the Liquidation Value (as of the date of such redemption) of each such Preferred Unit to be so redeemed plus the applicable Redemption Amount with respect to each such Preferred Unit to be redeemed.

(2) Optional Redemption on or after the First Anniversary of the Closing Date, but prior to the Fourth Anniversary of the Closing Date. On or after the first anniversary of the Closing Date, but prior to the fourth anniversary of the Closing Date, the Preferred Units shall be redeemable at the option of the Company, in whole or in part, at any time or from time to time at a redemption price per unit equal to the Liquidation Value (as of such redemption date) of each such Preferred Unit to be so redeemed plus the applicable Redemption Amount with respect to each such Preferred Unit to be so redeemed.

(3) Optional Redemption on or after the Fourth Anniversary of the Closing Date. On or after the fourth anniversary of the Closing Date, the Preferred Units shall be redeemable at the option of the Company, in whole or in part, at any time or from time to time at a redemption price per unit equal to the Liquidation Value (as of such redemption date) of each such Preferred Unit to be so redeemed.

(4) Redemptions Pro Rata. With respect to any redemption pursuant to Paragraph 4A(2) or (3) of fewer than all of the outstanding Preferred Units, the Preferred Units to be redeemed shall be selected pro rata among the Holders of all of the then outstanding Preferred Units based upon the number of Preferred Units owned by each such Holder.

(5) Redemption Notice. In the event the Company shall elect to redeem Preferred Units pursuant to the terms of Paragraph 4A(1), (2), or (3) the Company shall give written notice of such redemption by first class mail, postage prepaid, or by a reputable nationally recognized overnight courier service, prepaid and preaddressed, sent not less than 20 days nor more than 60 days prior to the redemption date, to each Holder of Preferred Units. Each notice shall state: (a) that such notice is being given by the Company in accordance with Paragraph 4A of this Agreement and whether such redemption is being effected pursuant to Paragraph 4A(1), (2), or (3) (b) the date fixed for redemption (which date may be described by reference to the date upon which the Payoff Transaction occurs), (c) the total number of Preferred Units to be redeemed and the number of Preferred Units of such Holder to be redeemed, (d) the redemption price, (e) that such redemption will be funded by proceeds received from a Complete Exit Event or other transaction(s) described in reasonable detail (collectively, a “Payoff Transaction”) or cash on hand, and (f) that the Company’s obligation to redeem will be irrevocable subject only to consummation of the Payoff Transaction. Upon giving any such notice of redemption, the Company shall become irrevocably obligated to redeem the total number of Preferred Units specified in such notice, subject (if applicable) to consummation of any Payoff Transaction described in such notice. The Company shall keep each Holder of Preferred Units reasonably and timely informed of (i) any deferral of the closing of a Payoff Transaction, (ii) the date on which such Payoff Transaction and the redemption are expected to occur, and (iii) any determination by the Company that efforts to effect such Payoff Transaction have ceased or been abandoned (in which case the redemption notice given pursuant to this Paragraph 4A(5) in respect of such proposed redemption shall be deemed rescinded).

4B. Put Right in the Event of a Change in Control.

(1) Notice of Occurrence of Change in Control or Control Event. The Company may, at any time prior to (and if such notice is not prior to, then will promptly, and in any event within 5 days, after) the date upon which any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each Holder of a Preferred Unit.

Such notice shall contain and constitute an irrevocable offer to redeem (if such Change in Control occurs), at each such Holder’s election, all or any part of such Holder’s Preferred Units at a price per unit equal to the Liquidation Value (as of the date of such redemption) of each such Preferred Unit to be so redeemed plus the applicable Redemption Amount with respect to each such Preferred Unit. The offer to redeem Preferred Units contemplated by this Paragraph 4B shall specify: (a) a description (in reasonable detail) of the Change in Control, (b) that the offer is being given by the Company in accordance with the terms of Paragraph 4B of this Agreement and that such offer will be deemed to be accepted pursuant to Paragraph 4B(3) unless the Holder rejects such offer by written notice given to the Company within 30 days after such offer is made (or in the case where a Change in Control has already occurred, within 10 days after such offer is made), (c) the date (which date may be described by reference to the date such Change in Control occurs) fixed for redemption (the “Redemption Date”), and, if a Change in Control has occurred, such date shall be not less than 15 days nor more than 20 days after the date of such notice, and (d) the redemption price.

(2) Condition to Company Action. Neither the Company nor any of its Subsidiaries will take any action that consummates or finalizes a Change in Control unless (a) at least 35 days prior to such action it shall have given to each Holder of Preferred Units written notice containing and constituting an offer to redeem Preferred Units as described in Paragraph 4B(1) above and (b) contemporaneously with such action, the Company redeems all Preferred Units required to be redeemed in accordance with this Paragraph 4B.

(3) Rejection/Acceptance. A Holder of Preferred Units may accept or reject the offer to redeem made pursuant to this Paragraph 4B by causing a written notice of such acceptance or rejection to be given to the Company within 30 days after such offer is made (or in the case where a Change in Control has already occurred, within 10 days after such offer is made) (any such notice specifying an acceptance of such offer, an “Acceptance”). Such Acceptance shall specify the number of Preferred Units to be so redeemed. A failure by such a Holder to respond to an offer to redeem made pursuant to this Paragraph 4B shall be deemed to constitute an acceptance of such offer as to all Preferred Units held by such Holder.

(4) Acceptance. Upon acceptance or deemed acceptance by any Holder of an offer to redeem given pursuant to Paragraph 4B(3), the Company shall become irrevocably obligated, subject to the occurrence of the Change in Control, to redeem such Preferred Units as are specified in the Acceptance on the Redemption Date at the price specified pursuant to Paragraph 4B(1). In the event any Change in Control does not occur on the expected date, the Company shall keep each Holder of Preferred Units reasonably and timely informed of (i) any deferral of the redemption of the Preferred Units, (ii) the date on which such Change in Control and the redemption are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances (or deemed acceptances) made pursuant to this Paragraph 4B in respect of such proposed redemption shall be deemed rescinded).

4C. Mandatory Redemption. All outstanding Preferred Units shall be redeemed by the Company, in whole, on December 11, 2013 (the “Mandatory Redemption Date”) at a redemption price per unit equal to the Liquidation Value (as of the date of such redemption) of each Preferred Unit to be so redeemed through the date of redemption.

4D. Common Unit Put Right. On the Mandatory Redemption Date or any Business Day thereafter, any Holder of a Common Unit shall have the right by written notice to the Company to require the Company to purchase all or any part of the Common Units held by such Holder at a cash price equal to the Fair Market Value (as defined in, and determined in accordance with, the LLC Agreement) thereof determined as of the date such notice is given, which price will be payable in immediately available funds on the 90th day following the day on which the Fair Market Value thereof has been finally determined in accordance with the LLC Agreement; provided, that any Holder may require the Company to purchase all or any part of the Common Units held by such Holder on the Mandatory Redemption Date at a cash price equal to the Fair Market Value thereof, determined as of the date which is 90 days prior to the Mandatory Redemption Date, by giving written notice thereof to the Company on or prior to the 90th day prior to the Mandatory Redemption Date, in which event such price will be payable in immediately available funds on the Mandatory Redemption Date.

5. AFFIRMATIVE COVENANTS.

5A. Financial Statements. The Company will deliver, or cause to be delivered, to each Holder:

(1) within forty-five (45) days after the last day of each month of each fiscal year of the Company (commencing with the month ending on June 30, 2004), the balance sheets of the Company on a consolidated basis with its Subsidiaries as at the end of such month and as of the end of the preceding fiscal year, and the related statements of operations of the Company on a consolidated basis with its Subsidiaries for such month and for the elapsed portion of the year ended with the last day of such month, which shall set forth in comparative form such figures as at the end of and for such month and for the corresponding period (i) of the prior fiscal year and (ii) set forth in the annual operating budget and shall be certified in an Officer’s Certificate of the Company (executed on its behalf by a Responsible Officer of the Company) to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Company on a consolidated basis with its Subsidiaries as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end and audit adjustments (including notes to the applicable financial statements if required to be provided under the Subordinated Note Indenture or the Senior Discount Note Indenture);

(2) within forty-five (45) days after the last day of each quarter of each fiscal year of the Company, the balance sheets of the Company on a consolidated basis with its Subsidiaries as at the end of such quarter and as of the end of the preceding fiscal year, and the related statements of operations and the related statements of cash flows of the Company on a consolidated basis with its Subsidiaries for such quarter and for the elapsed portion of the year ended with the last day of such quarter, which shall set forth in comparative form such figures as at the end of and for such quarter and corresponding period (i) of the prior fiscal year and (ii) set forth in the annual operating budget and shall be certified in an Officer’s Certificate of the Company (executed on its behalf by a Responsible Officer of the Company) to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Company on a consolidated basis with its Subsidiaries as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end and audit adjustments (including notes to the applicable financial statements if required to be provided under the Subordinated Note Indenture or the Senior Discount Note Indenture);

(3) within ninety (90) days after the end of each fiscal year of the Company, the audited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of operations for such fiscal year and for the previous fiscal year and the related audited consolidated statements of cash flow and stockholders’ equity for such fiscal year and for the previous fiscal year, which shall be accompanied by an opinion of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing without a (a) “going concern” or like qualification exception (unless such exception arises solely as a result of characterizing Indebtedness that has not yet matured as a current liability due to its scheduled maturity), or (b) qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants; and

(4) so long as such Holder holds any Preferred Units, as soon as available, but in any event not later than forty-five (45) days after the beginning of each fiscal year of the Company, a preliminary consolidated operating budget for the Company and its Subsidiaries; and as soon as available, any material revision to or any final revision of any such preliminary annual operating budget or any such consolidated operating budget; and

all such financial statements described in clauses (1), (2) and (3) above to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP.

5B. Certificates; Other Information.

(1) So long as any Holder holds any Preferred Unit, the Company will deliver to such Holder:

(a) concurrently with the delivery of the consolidated financial statements referred to in Paragraph 5A(3), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default under Paragraph 7A, except as specified in such letter;

(b) beginning with the delivery of the financial statements for the quarter ending September 30, 2004, concurrently with the delivery of the financial statements referred to in Paragraphs 5A(1), 5A(2) and 5A(3) an Officer’s Certificate in form and substance reasonably acceptable to the Required Holder(s) stating that during such period (i) the officer executing such Officers’ Certificate on the Company’s behalf has obtained no knowledge of any Default or Event of Default, in each case, except as specified in such certificate, and (ii) showing in reasonable detail as of the end of the related accounting period the figures and calculations supporting such statement in respect of Paragraphs 6A, 6B and 6C and any other calculations reasonably requested by any Holder of a Preferred Unit with respect to the quantitative aspects of the other covenants contained herein;

(c) together with any delivery of a financial statement referred to in Paragraph 5A(2), a summary of all Asset Sales during the fiscal quarter covered by such statements; and

(d) promptly, and in any event within three Business Days, after an Officer of the Company obtains knowledge thereof, notice of the occurrence of any event which constitutes a Default or Event of Default, specifying nature and extent thereof and what action the Company is supposed to take with respect thereto.

(2) The Company will deliver to each Holder:

(a) beginning with the delivery of the financial statements for the quarter ending September 30, 2004, concurrently with the delivery of the financial statements referred to in Paragraphs 5A(1), 5A(2) and 5A(3) an Officer’s Certificate in form and substance reasonably acceptable to the Required Holder(s) stating that during such period the Company and its Subsidiaries have observed or performed all of the covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it;

(b) promptly upon receipt thereof, copies of all final reports submitted to the Company or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company or any of its Subsidiaries made by such accountants, and any final comment letter submitted by such accountants to management in connection with their annual audit;

(c) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by the Company or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the SEC or any Governmental Authority succeeding to any of its functions;

(d) commencing with delivery of the financial statements for the period ending September 30, 2004, concurrently with the delivery of the financial statements referred to in Paragraphs 5A(2) and (3), a management summary describing and analyzing the performance of Holdings and its Subsidiaries during the periods covered by such financial statements, but only if such summary is required pursuant to the terms of any indenture or other agreement evidencing any Indebtedness;

(e) promptly, and in any event within three Business Days of any request, such additional financial and other information as any Holder may from time to time reasonably request; and

(f) promptly, and in any event within three Business Days of transmission thereof, copies (unless otherwise delivered pursuant to the other provisions of this Agreement) of all financial statements, notices, reports and other information and materials given to the Senior Lenders under the Senior Credit Agreement (excluding routine borrowing matters in the ordinary course of business such as borrowing requests and notices relating to repayments or interest rates) or to the indenture trustee under the Subordinated Note Indenture and the Senior Discount Note Indenture.

5C. Payment of Obligations.

(1) So long as any Holder holds any Preferred Unit, the Company will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by any of them, and to pay and discharge all amounts payable for work, labor and materials, in each case to the extent such taxes, assessments, charges, levies and amounts payable have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or amount payable if (i) the amount, applicability or validity thereof is being actively contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company has established adequate reserves therefor in accordance with GAAP on the books of the Company and (ii) the nonpayment of such taxes, assessments, charges, levies and amounts payable, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(2) So long as any Holder holds any Preferred Unit, the Company will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its other obligations and liabilities of whatever nature, except (i) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, as the case may be, (ii) for delinquent obligations which do not have a Material Adverse Effect, and (iii) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company or any of its Subsidiaries, as the case may be.

5D. Conduct of Business and Maintenance of Existence. So long as any Holder holds any Preferred Unit, except as otherwise permitted by Paragraph 6E or 6G, the Company will, and will cause each Subsidiary to, preserve, renew and keep in full force and effect its limited liability company or corporate existence and take all reasonable action to maintain all material rights, material privileges, franchises, copyrights, patents, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, patents, trademarks and trade names the loss of which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. This Paragraph shall not be deemed to restrict the Company or any of its Subsidiaries from abandoning or failing to pursue or enforce any Intellectual Property or registrations or applications therefor, which actions or inactions are taken in the Company’s or its Subsidiary’s commercially reasonable discretion and would not, in the aggregate, have a Material Adverse Effect.

5E. Maintenance of Properties. So long as any Holder holds any Preferred Unit, the Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Paragraph shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such discontinuance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5F. Insurance. So long as any Holder holds any Preferred Unit, the Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as are usual for similarly situated companies engaged in similarly situated industries.

5G. Information Required by Rule 144A. The Company will, upon the request of any Holder, provide such Holder and any qualified institutional buyer designated by such Holder such financial and other information as such Holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of a Security, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For the purpose of this Paragraph 5G, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5H. Inspection of Property; Books and Records. The Company will, and will cause each Subsidiary to, (1) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and (2) permit representatives of any Holder upon reasonable notice (at such Holder’s sole expense unless both any Preferred Unit is outstanding and a Default or Event of Default shall have occurred and be continuing) to visit and inspect any of its properties or assets and examine and make abstracts from any of its books and records (including without limitation insurance policies) at any reasonable time and upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of the Company and its Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the Company; provided that, so long as any Preferred Unit is outstanding, the Company shall be required to pay the expenses of one such inspection of the Company per fiscal year conducted by a representative designated by the Required Holder(s) if so elected by the Required Holder(s).

5I. Compliance with Law. So long as any Preferred Unit is outstanding, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including, without limitation, Environmental Laws, and ERISA) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5J. Notices. The Company will promptly, and in any event within three Business Days, give notice to each Holder:

(1) of the occurrence of any Default or Event of Default at any time when any Preferred Unit is outstanding;

(2) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of the Company or any of its Subsidiaries which default or event of default has not been waived and could reasonably be expected to have a Material Adverse Effect, or (ii) litigation, investigation (of which the Company or any Subsidiary is aware) or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Company or any of its Subsidiaries by Governmental Authority, which in any such case could reasonably be expected to have a Material Adverse Effect;

(3) of any litigation or proceeding against or insolvency of the Company or any of its Subsidiaries (i) in which more than $5,000,000 of the amount claimed is not covered by insurance; (ii) in which injunctive or similar relief is sought which if obtained could reasonably be expected to have a Material Adverse Effect; or (iii) the subject matter of which is any Intellectual Property of any Person, and that could reasonably be expected to have a Material Adverse effect.

(4) promptly, upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, written notice specifying the nature thereof, what action the Company, its Subsidiaries or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

(5) upon request by any Holder of a Preferred Unit, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any ERISA Entity with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any ERISA Entity from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Employee Benefit Plan as such Holder shall reasonably request;

(6) of any occurrence that the Company or any Subsidiary would be otherwise required to file on Form 8-K with the SEC (if the Company or such Subsidiary were subject to the filing requirements of the Exchange Act); and

(7) of a Material Adverse Effect known to the Company or any of its Subsidiaries.

Each notice pursuant to this Paragraph 5J shall be accompanied by an Officers’ Certificate of the Company executed on its behalf by a Responsible Officer of the Company setting forth in reasonable detail the occurrence referred to therein and (in the cases of clauses (1) through (4), (6) and (7)) stating what action (if any) the Company proposes to take with respect thereto. It is understood that, in an effort to comply with its covenants hereunder, the Company may from time to time deliver notices of events (including events of the types described above) to the Holders, and that the notification of any event or events shall not constitute an admission or determination by the Company that the event or events covered by such notice have resulted or will result in a Material Adverse Effect.

5K. Environmental Laws.

(1) Except to the extent the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect, the Company will, and will cause each Subsidiary to, (a) comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; (b) ensure that all of its tenants, subtenants, contractors, subcontractors and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them; and (c) comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to the Company or any of its Subsidiaries by any Governmental Authority, other than such orders and lawful directives as to which an appeal or other challenge has been timely and properly taken in good faith and with respect to which reserves have been taken in accordance with GAAP.

(2) The Company will, and will cause each Subsidiary to, (a) reasonably and prudently manage any liabilities or potential liabilities that the Company, any Subsidiary, any of their respective operations (including, without limitation, disposal of Hazardous Materials), and any properties owned or leased by any of them, may be subject to under all applicable Environmental Laws; and (b) ensure that the Company and its Subsidiaries undertake reasonable efforts to identify, and evaluate, issues of compliance with and liability under Environmental Laws prior to acquiring, directly or indirectly, any ownership or leasehold interest in real property, or other interest in any real property that could give rise to the Company or any of its Subsidiaries being subjected to liability under any Environmental Law as a result of such acquisition.

5L. Anti-Terrorism Law. Neither the Company nor any of its Subsidiaries shall directly or indirectly, (1) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Paragraph 5M below, (2) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (3) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Company and its Subsidiaries shall deliver to each Holder any certification or other evidence requested from time to time by any Holder in its reasonable discretion, confirming compliance with this Paragraph 5L).

5M. Embargoed Person. The Company will, and will cause each Subsidiary to, ensure that (1) none of the funds or assets of the Company and its Subsidiaries that are used to make payments with respect to the Securities shall, to the knowledge of any Transaction Party, constitute property of, or shall be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC, and/or to the knowledge of any Transaction Party, as of the date thereof, based upon reasonable inquiry by such Transaction Party, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Company or any of its Subsidiaries (whether directly or indirectly) is prohibited by law, or the holding of Securities by the Holders would be in violation of law, or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, “Executive Orders”), and (2) no Embargoed Person shall, to the knowledge of any Transaction Party, have any direct interest, as of the date hereof, based upon reasonable inquiry by any Transaction Party, indirect interest, of any nature whatsoever in the Transaction Parties, with the result that the investment in the Transaction Parties (whether directly or indirectly) is prohibited by law or the holding of the Securities are in violation of law.

5N. Anti-Money Laundering. The Company will, and will cause each Subsidiary to, ensure that, to the knowledge of any Transaction Party, as of the date hereof, based upon reasonable inquiry by such Transaction Party, none of the funds of the Company or any of its Subsidiaries that are used to make payments with respect to the Securities shall be derived from any unlawful activity with the result that the purchase and holding of the Securities would be in violation of law.

5O. Payment of Wages. The Company shall and shall cause each of its Subsidiaries to at all times comply, in all material respects, with the material requirements of the Fair Labor Standards Act, as amended, including, without limitation, the provisions of such Act relating to the payment of minimum and overtime wages as the same may become due from time to time.

5P. Management Rights. For so long as New York Life Capital Partners holds any Security or any Class A Common Units, New York Life Capital Partners shall be entitled (in addition to all of its other rights herein and not in limitation thereof) to consult with and advise the management of the Company and its Subsidiaries, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company and its Subsidiaries, and the Company agrees to consider, and shall cause its Subsidiaries to consider, in good faith such recommendations of New York Life Capital Partners in connection with the matters on which it is consulted, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company or such Subsidiary (as the case may be).

6. NEGATIVE COVENANTS. For so long as any Preferred Units remain outstanding (and, in the case of Paragraph 6D, so long as any Class D Common Units remain outstanding):

6A. Limitation on Indebtedness and Issuance of Disqualified Capital Stock.

(1) The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, Incur any Indebtedness (including any Acquired Indebtedness) or issue any Disqualified Capital Stock and no Subsidiary may issue any Preferred Capital Stock, except (a) the Company and its Subsidiaries may Incur Redeemable Common Equity on the date hereof, (b) the Company and its Subsidiaries may Incur Permitted Indebtedness, and (c) the Company and its Subsidiaries may Incur other Indebtedness and the Company’s Subsidiaries may issue Disqualified Capital Stock or Preferred Capital Stock if, in each case as to this clause (c), immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Capital Stock or Preferred Capital Stock and the application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than or equal to 7.00 to 1.0.

(2) The limitations set forth in Paragraph 6A(1) will not apply to the Incurrence or issuance of any of the following (collectively, “Permitted Indebtedness”), each of which shall be given independent effect:

(a) Indebtedness under the Subordinated Notes and Senior Discount Notes and the related guarantees and the Subordinated Note Indenture and the Senior Discount Note Indenture; provided that the aggregate principal amount of all such Indebtedness Incurred pursuant to this clause (a) does not exceed an amount equal to $220,000,000 less the aggregate amount applied by the Company and its Subsidiaries to prepay or otherwise repay such Indebtedness;

(b) Existing Indebtedness;

(c) Indebtedness of the Company and its Subsidiaries pursuant to the Senior Credit Agreement; provided that the aggregate principal amount of all such Indebtedness Incurred pursuant to this clause (c) does not exceed an amount equal to $325,000,000 less the aggregate amount applied to prepay or otherwise repay any term loans under the Senior Credit Agreement, or permanently reduce the availability of Indebtedness under the Senior Credit Agreement, pursuant to Section 4.3, 4.4 or 4.5 of the Senior Credit Agreement or otherwise with the proceeds of any Asset Sale;

(d) Indebtedness, Disqualified Capital Stock or Preferred Capital Stock of any Subsidiary owed to and held by the Company or any of its Subsidiaries and Indebtedness or Disqualified Capital Stock of the Company owed to and held by any Subsidiary; provided, however, that an Incurrence of Indebtedness and issuance of Indebtedness, Disqualified Capital Stock or Preferred Capital Stock that is not permitted by this clause (d) shall be deemed to have occurred upon any sale to or other disposition to a Person (other than the Company or any Subsidiary) of any Indebtedness, Disqualified Capital Stock or Preferred Capital Stock of the Company or any Subsidiary referred to in this clause (d);

(e) guarantees by the Company or any of its Subsidiaries of Indebtedness permitted to be Incurred under this Paragraph 6A;

(f) Hedging Obligations of the Company and its Subsidiaries; provided, however, that such Hedging Obligations are entered into for genuine business purposes and not speculative purposes;

(g) Indebtedness of the Company or any of its Subsidiaries consisting of Purchase Money Indebtedness or Capital Lease Obligations (and refinancings thereof) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (g), does not exceed the greater of (x) $10,000,000 or (y) 1.5% of Total Assets of the Company;

(h) Indebtedness in connection with surety bonds, letters of credit and performance bonds obtained in the ordinary course of business, including in connection with workers’ compensation obligations of the Company and its Subsidiaries;

(i) Indebtedness or Disqualified Capital Stock of the Company or a Subsidiary of the Company or Preferred Capital Stock of a Subsidiary of the Company to the extent representing a replacement, renewal, refinancing or extension (collectively, a “refinancing”) of outstanding Indebtedness Incurred or

Disqualified Capital Stock or Preferred Capital Stock issued in compliance with the Consolidated Leverage Ratio set forth in clause (c) of Paragraph 6A(1) or either of clause (a) or (b) or this clause (i) of this Paragraph 6A(2); provided, however, that:

(i) any such refinancing shall not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) or liquidation preference of the Indebtedness, Disqualified Capital Stock or Preferred Capital Stock being refinanced, plus the amount of accrued interest or dividends thereon, plus the amount of any reasonably determined premium necessary to accomplish and actually paid in connection with such refinancing and such reasonable fees and expenses incurred in connection therewith; and

(ii) Disqualified Capital Stock of the Company may only be refinanced pursuant to this Paragraph 6A(2)(i) with other Disqualified Capital Stock of the Company;

(j) Indebtedness consisting of customary indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or sale of any business or assets;

(k) Acquired Indebtedness of the Company or any of its Subsidiaries if (i) such Acquired Indebtedness is Incurred within 270 days after the date on which the related definitive acquisition agreement was entered into by the Company or such Subsidiary, (ii) the aggregate principal amount of such Acquired Indebtedness is no greater than the aggregate principal amount of Acquired Indebtedness set forth in a notice from the Company to each Holder (an “Incurrence Notice”) within ten days after the date on which the related definitive acquisition agreement was entered into by the Company or such Subsidiary, which notice shall be executed on the Company’s behalf by the chief financial officer of the Company in such capacity and shall describe in reasonable detail the acquisition which such Acquired Indebtedness will be Incurred to finance, (iii) after giving pro forma effect to the acquisition described in such Incurrence Notice, the Company or such Subsidiary could have otherwise incurred such Acquired Indebtedness under Paragraph 6A(1) as of the date upon which the Company delivers such Incurrence Notice to the Holders and (iv) such Acquired Indebtedness is utilized solely to finance the acquisition described in such Incurrence Notice (including to repay or refinance indebtedness or other obligations Incurred in connection with such acquisition and to pay related fees and expenses);

(l) ABRY Subordinated Indebtedness not to exceed $50,000,000 at any time; and

(m) in addition to the items referred to in clauses (a) through (l) above, Indebtedness of the Company or any Subsidiary (including any Indebtedness under the Senior Credit Agreement that utilizes this clause (m)) having an aggregate principal amount not to exceed $20,000,000 at any time outstanding.

(3) For purposes of determining any particular amount of Indebtedness under this Paragraph 6A, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Paragraph 6A, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (m) of Paragraph 6A(2) above or is permitted to be incurred in compliance with clause (c) of Paragraph 6A(1), the Company may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Paragraph 6A. In addition, the Company may, at any time, change the classification of an item of Indebtedness, or any portion thereof, to any other clause of Paragraph 6A(2) or Paragraph 6A(1), provided that the incurrence of the item of Indebtedness, or portion thereof, would be permitted at the time of reclassification. Notwithstanding the foregoing, Indebtedness under the Senior Credit Agreement outstanding on the Closing Date will be deemed to have been Incurred under clause (3) of Paragraph 6A(2) at all times. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock or Preferred Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Capital Stock and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Capital Stock or Preferred Capital Stock for purposes of this Paragraph 6A.

6B. Limitation on Restricted Payments.

(1) The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly:

(a) declare or pay any dividend or any other distribution on any Capital Stock of the Company or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company (other than (i) any dividends, distributions and payments made to the Company or any Subsidiary and dividends or distributions payable to any Person solely in the form of Qualified Capital Stock (which is not Preferred Capital Stock) of the Company, and (ii) accruals and payment of Yield on, and payments of Unreturned Capital Value or redemption of, the Preferred Units in accordance with the terms hereof and of the LLC Agreement);

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company (other than (i) any such Capital Stock owned by the Company or any Subsidiary, or (ii) Preferred Units in accordance with the terms hereof and of the LLC Agreement);

(c) make any Investment (other than a Permitted Investment) in any Person ; or

(d) make any payment, repayment, redemption, retirement, repurchase or other acquisition on account of or in respect of any Redeemable Common Equity or ABRY Subordinated Indebtedness (other than by conversion of such ABRY Subordinated Indebtedness or Redeemable Common Equity into Qualified Capital Stock (which is not Preferred Capital Stock) of the Company as set forth in the definitions of “ABRY Subordinated Indebtedness” and “Redeemable Common Equity”)

(any such payment or any other action (other than any exception thereto) described in clause (a), (b), (c), or (d) above, a “Restricted Payment”), unless at the time the Company or such Subsidiary makes such Restricted Payment:

(i) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(ii) immediately after giving effect to such Restricted Payment, the Company would be permitted to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under clause (c) of Paragraph 6A(1);

(iii) if (after giving effect to such Restricted Payment) an aggregate amount of $120,000,000.00 in Restricted Payments has been made on or after the Closing (excluding any Restricted Payments made in respect of Redeemable Common Equity), then immediately after giving effect to such Restricted Payment, the sum of the aggregate amount of all Restricted Payments made on or after the Closing Date, plus the aggregate amount of all accrued Yield paid by the Company in cash with respect to the Preferred Units does not exceed an amount equal to the sum of, without duplication:

(A) the sum of (x) $10.0 million plus (y) 100% of the cumulative Consolidated Cash Flow determined for the period (taken as one period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is internally available (or, if such cumulative Consolidated Cash Flow shall be negative, minus 100% of such cumulative Consolidated Cash Flow) less (z) 125% of cumulative Consolidated Interest Expense for the same period; plus

(B) the aggregate net proceeds (including the Fair Market Value of property other than cash) received after the Closing Date (I) by the Company (other than the Equity Financing), either as capital contributions to the Company or from the issue and sale (other than to a

Subsidiary) of Qualified Capital Stock of the Company (including ABRY Subordinated Indebtedness issued by the Company) or (II) by any Subsidiary from the issuance of ABRY Subordinated Indebtedness by such Subsidiary (except, in each case, to the extent set forth in clauses (b), (c), and (k) of Paragraph 6B(2)); plus

(C) the principal amount (or accreted amount, determined in accordance with GAAP, if less) of any Indebtedness or Disqualified Capital Stock of the Company or any Subsidiary (other than ABRY Subordinated Indebtedness described in clause (B) above), in each case Incurred after the Closing Date to the extent it has been converted into or exchanged for Qualified Capital Stock (that is not Preferred Capital Stock) of the Company; plus

(D) to the extent not included in cumulative Consolidated Cash Flow for purposes of clause (iii)(A) above, in the case of the disposition or repayment of any Investment (whether through interest payments, principal payments, dividends or other distributions) or the release of a guarantee constituting a Restricted Payment made after the Closing Date, an amount equal to the return of capital with respect to such Investment (including the Fair Market Value of property other than cash), less the cost of the disposition of such Investment and net of taxes, and, in the case of guarantees, less any amounts paid under such guarantee; and

(iv) all accrued Yield on the Preferred Units has been paid in full in cash.

(2) Subject to Paragraph 6B(3), the foregoing provisions will not prevent:

(a) the payment of any dividend or distribution on, or redemption of, Capital Stock within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of this Agreement;

(b) the purchase, redemption, retirement or other acquisition of any Capital Stock of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary) of, other Capital Stock of the Company (other than Preferred Capital Stock), including ABRY Subordinated Indebtedness; provided, however, that any such net proceeds and the value of any Qualified Capital Stock issued in exchange for any such Capital Stock are excluded from clause (iii) of Paragraph 6B(1) above (and were not included therein at any time);

(c) the repurchase of shares of Capital Stock of the Company owned by former, present or future employees, directors or consultants of the Company or its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount expended by the Company pursuant to this clause (c) shall not in the aggregate exceed $2,000,000 in any fiscal year (with unused amounts being available to be utilized in succeeding fiscal years), plus any amounts contributed to the Company as a result of sales of any such shares of Capital Stock of the Company to such persons (provided that any such amounts so contributed shall not be included in clause (iii) of paragraph (1) above to the extent available under this clause (d)) and the amount of any “key man” insurance proceeds received by the Company or any Subsidiary; provided that the cancellation of Indebtedness owing to the Company in connection with any such repurchase shall not be deemed a Restricted Payment;

(d) payments required pursuant to the terms of the Agreement and Plan of Merger to consummate the Transactions or otherwise in connection with the Transactions;

(e) the payment of the dividends on Disqualified Capital Stock or Preferred Capital Stock of the Company or a Subsidiary of the Company, the incurrence of which was permitted by this Agreement;

(f) repurchases of Capital Stock deemed to occur upon the cashless exercise or conversion of stock options, warrants or other convertible or exchangeable securities;

(g) distributions to the extent (i) the Company is treated as a pass-through or disregarded entity for tax purposes (such as a partnership, limited liability company or S-corporation) to the extent necessary to permit it or the direct or indirect holders of its Capital Stock to pay any Federal, state or local taxes owing by it or them in respect of income of the Company and its Subsidiaries or (ii) the Company is not such a pass through or disregarded entity but is a member of a consolidated group of corporations that includes a holding company above it to the extent necessary to pay taxes of the consolidated group; provided that nothing in this clause (g) will be deemed to permit any such distribution to pay any tax liabilities of direct or indirect investors in the Company resulting from the conversion of the Company from a limited liability company to corporate form;

(h) repayment of, or payments of principal and interest of, ABRY Subordinated Indebtedness and Redeemable Common Equity in accordance with the terms thereof at the time of its issuance; provided, however, any net proceeds received from any ABRY Subordinated Indebtedness are excluded from clauses (iii)(B), (iii)(C) and (iii)(D) of Paragraph 6B(1) above for so long as such ABRY Subordinated Indebtedness is outstanding; and

(i) Restricted Payments not to exceed $10,000,000 in the aggregate since the Closing Date.

(3) Notwithstanding anything herein to the contrary, the Company shall not, and shall not permit any Subsidiary to, make any Restricted Payment referred to in Paragraph 6B(2) (other than a Restricted Payment referred to in clause (b), (f) or (g) of Paragraph 6B(2)), with respect to any Capital Stock or Subordinated Indebtedness of the Company or to any holder thereof (other than payments to Holders with respect to Preferred Units in accordance with the terms of this Agreement and the LLC Agreement) unless at the time the Company or such Subsidiary makes such Restricted Payment no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Restricted Payment and immediately after giving effect to such Restricted Payment, the Company would be permitted to Incur $1.00 of additional Indebtedness pursuant to clause (c) of Paragraph 6A(1).

(4) In determining the amount of Restricted Payments permissible under clause (iii) of Paragraph 6B(1), amounts expended pursuant to clause (a) of Paragraph 6B(2) shall be included as Restricted Payments and amounts expended pursuant to clauses (b) through (i) of Paragraph 6B(2) shall be excluded. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

(5) Notwithstanding anything herein to the contrary, the repurchase or redemption or exchange of any Class C Common Units with solely Class A Common Units pursuant to the terms of that certain Incentive Unit Agreement between the Company and the Dracup Trusts (or any substantially similar agreement with any employee of the Company or its Subsidiaries or a Person that would be a permitted Transferee (as defined in the Members Agreement) shall not result in an increase or decrease in the amount of Restricted Payments which otherwise may be made under the foregoing terms of this Paragraph 6B.

6C. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to: (1) pay dividends or make any other distributions to the Company or any other Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Subsidiary, (2) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Subsidiary or (3) transfer any of its properties or assets to the Company or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(a) any agreement pursuant to which Indebtedness (other than ABRY Subordinated Indebtedness) which is permitted to be Incurred pursuant to Paragraph 6A hereof is issued;

(b) any instrument of an Acquired Person acquired by the Company or any Subsidiary as in effect at the time of such acquisition (except to the extent such instrument was entered into by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Subsidiary or the properties or assets of the Company or any Subsidiary other than the Acquired Person or the property or assets of the Acquired Person;

(c) customary non-assignment provisions in leases, licenses or contracts;

(d) Purchase Money Indebtedness and Capital Lease Obligations for assets acquired in the ordinary course of business that only impose encumbrances and restrictions on the assets so acquired or subject to lease;

(e) any agreement for the sale or disposition of the Capital Stock or assets of any Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (e) are only applicable to such Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with Paragraph 6G to the extent applicable thereto;

(f) any restriction contained in any security agreement or mortgage securing Indebtedness of the Company or any Subsidiary to the extent such restriction restricts the transfer of the property subject to such security agreement or mortgage;

(g) customary restrictions imposed by the terms of shareholders’, partnership or joint venture agreements entered into in the ordinary course of business; provided, however, that such restrictions do not apply to any Person other than the applicable company, partnership or joint venture;

(h) applicable law, rule, regulation or order; and

(i) restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business.

6D. Transactions with Affiliates. The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, conduct any business or enter into, renew, amend or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any assets or the rendering of any service) with or for the benefit of any of their respective Affiliates (each an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction, taken as a whole, is on terms which are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction on an arm’s-length basis with an unaffiliated third party;

(2) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $5,000,000, such Affiliate Transaction is in writing and a majority of the disinterested members of the Board of Directors of the Company shall have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions, or, in the event that there are no disinterested directors, the Holders have received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Subsidiary involved in such Affiliate Transaction, as the case may be; and

(3) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $15,000,000, such Affiliate Transaction is in writing and the Holders have received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Subsidiary involved in such Affiliate Transaction, as the case may be.

Notwithstanding the foregoing, the restrictions set forth in Paragraph 6D(1) above shall not apply to clauses (a), (c), (d), (e), or (h) below and Paragraph 6D(2) and (3) above shall not apply to clauses (a) through (h), inclusive, below:

(a) transactions with or among the Company and any Wholly Owned Subsidiary or between or among Wholly Owned Subsidiaries;

(b) any Permitted Investment and any Restricted Payment or other payment or Investment permitted to be made pursuant to Paragraph 6B;

(c) any issuance or sale of Capital Stock of the Company, or other payments, awards or grants in cash, in each case pursuant to employment arrangements or stock option plans for the benefit of employees, officers, directors, and consultants who are not otherwise Affiliates of the Company and made, in each case, in the ordinary course of business (so long as such Capital Stock is Qualified Capital Stock if such issuance or sale occurs at any time when any Preferred Unit is outstanding);

(d) advances to officers, directors, employees and consultants who are not otherwise Affiliates of the Company, in each case, made in the ordinary course of business and in an aggregate outstanding amount not to exceed $1,000,000 in any calendar year;

(e) the payment of reasonable directors’ fees, indemnification and similar arrangements, expense reimbursements, consulting fees (paid to consultants who are not otherwise Affiliates of the Company), employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Subsidiary, in each case, entered into in the ordinary course of business (including reasonable benefits thereunder);

(f) issuances and sales of Capital Stock of the Company to which the rights described in Section 8 of the Members Agreement are applicable or that are described in clauses (i), (ii) or (iii) of Section 8(b) of the Members Agreement (so long as such Capital Stock is Qualified Capital Stock if such issuance or sale occurs at any time when any Preferred Unit is outstanding);

(g) provision or purchase of goods or services in the ordinary course of business; and

(h) any transactions undertaken pursuant to any contractual obligations in existence on the date hereof (or on the Closing Date and entered into in connection with the Transactions) which are described in reasonable detail on Schedule 6D(h) hereto, as the same may be amended, modified or replaced from time to time so long as such amendment, modification or replacement is no less favorable to the Company and its Subsidiaries in any material respect.

6E. Merger, Sale of Assets, etc. The Company shall not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other entity and the Company shall not, and shall not cause or permit any Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company’s and the Subsidiaries’ properties and assets (determined on a consolidated basis for the Company and the Subsidiaries) to any Person in a single transaction or series of related transactions, unless:

(1) either (A) the Company shall be the Surviving Person or (B) the Surviving Person (if other than the Company) shall be a corporation or limited liability company organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume pursuant to agreements reasonably satisfactory to the Required Holder(s), the due and punctual performance and observance of every covenant contained in this Agreement and the other Transaction Documents to be performed or observed on the part of the Company;

(2) immediately thereafter, on a pro forma basis after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Company or any Subsidiary in connection with or as a result of such transaction as having been Incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to any such transaction including the Incurrence by the Company or any Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Subsidiary in connection with or as a result of such transaction as having been Incurred at the time of such transaction), either (A) the Surviving Person could Incur, on a pro forma basis after giving effect to such transaction, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Paragraph 6A or (B) the Consolidated Leverage Ratio would be lower than it is prior to giving effect to such transaction; and

(4) the Company shall have delivered to each Holder an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Agreement.

Notwithstanding the provisions of clause (3) of the immediately preceding paragraph, (A) any Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Subsidiary and (B) the Company may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of (i) changing the Company’s jurisdiction of organization to another state of the United States and (ii) converting the Company to a corporation in connection with a Public Sale, provided that the surviving entity assumes, pursuant to agreements reasonably satisfactory to the Required Holder(s), the due and punctual performance and observance of every covenant contained in this Agreement and the other Transaction Documents to be performed or observed on the part of the Company.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Subsidiaries the Capital Stock of which constitute all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to each Holder, in form and substance reasonably satisfactory to the Holders, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the agreements required to be delivered with respect thereto comply with the requirements of this Agreement.

Upon any consolidation or merger of the Company or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the Surviving Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement and the other Transaction Documents with the same effect as if such successor corporation had been named as the Company therein.

6F. Limitations on Line of Business. The Company shall not, and shall not permit any Subsidiary to, engage in any business or conduct any operations other than a Related Business.

6G. Asset Sales. (1) The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, make any Asset Sale, unless:

(a) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined by the Company’s Board of Directors (or a committee thereof) and evidenced by a Board Resolution), and

(b) at least 75% of such consideration consists of (i) cash or Cash Equivalents, (ii) properties and capital assets to be used in a Related Business, (iii) Capital Stock in a Person engaged in a Related Business that will become a Subsidiary as a result of such Asset Sale or (iv) a combination of cash, Cash Equivalents and such assets.

(2) The amount of any (a) balance sheet liabilities of the Company or any Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the

Company and the Subsidiaries are fully and unconditionally released shall be deemed to be cash for purposes of determining the percentage of the consideration received by the Company or the Subsidiaries in cash or Cash Equivalents and (b) notes, securities or other similar obligations received by the Company or the Subsidiaries from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within ninety (90) days of the related Asset Sale) by the Company or the Subsidiaries into cash or Cash Equivalents or other assets of the type referred to in clause (ii) or (iii) of Paragraph 6G(1)(b) shall be deemed to be cash, in an amount equal to the net cash proceeds or the Fair Market Value of the Cash Equivalents or other assets of the type referred to in clause (ii) or (iii) of Paragraph 6G(1)(b) realized upon such conversion, sale or exchange for purposes of determining the percentage of the consideration received by the Company or the Subsidiaries in cash or Cash Equivalents.

(3) If at any time any non-cash consideration received by the Company or any Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with the provisions of this covenant.

(4) The 75% limitation in Paragraph 6G(1)(b) will not apply to any Asset Sale in which the cash or Cash Equivalents received therefrom, determined in accordance with the second preceding paragraph, are equal to or greater than the after-tax cash and Cash Equivalents that would have been received therefrom had such provision applied.

(5) The Company or such Subsidiary, as the case may be, may apply an amount equal to the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to:

(a) repay Indebtedness; or

(b) make an investment in or expenditures for properties or capital assets to be used in a Related Business or make an Investment in any Person engaged in a Related Business that, as a result of or in connection with such Investment, becomes a Subsidiary.

During any period when any Subordinated Notes or Senior Discount Notes are outstanding, to the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 365 days of such Asset Sale as described in clause (1) or (2) (such Net Cash Proceeds, the “Unutilized Net Cash Proceeds”), the Company shall apply such Unutilized Net Cash Proceeds as required by the Subordinated Note Indenture and the Senior Discount Note Indenture, as in effect on the Closing Date.

6H. Amendments. The Company shall not amend, supplement, modify or otherwise alter the Agreement and Plan of Merger, in each case, in any manner which could reasonably be expected to have a Material Adverse Effect or otherwise be adverse in any material respect to the Holders.

6I. Senior Ranking of Preferred Units. The Company shall not issue or create any Disqualified Capital Stock or any other equity security or interest which ranks pari passu with or has priority over the Preferred Units as to dividends, liquidation rights or otherwise or is in any way senior in right of payment to the Preferred Units.

6J. Fiscal Year. The Company shall not, and shall not permit any Subsidiary to, change its fiscal year end from December 31.

6K. Holding Company. The Company shall not, and shall not permit any of its Subsidiaries (other than Language Line and its Subsidiaries) to, engage in any business other than that directly incidental to being a holding company without any independent operations; provided that the Company and its Subsidiaries shall be permitted to incur, create, assume, or suffer to exist Indebtedness that is permitted by the terms of Paragraph 6A and to make and hold Investments in the Company or such Subsidiary’s Subsidiaries.

7. EVENTS OF DEFAULT.

7A. Redemption Following Event of Default. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) the Company fails to pay when due (a) any amount required to be paid by it with respect to the Preferred Units or (b) otherwise under this Agreement and, in either case, such failure continues for two Business Days; or

(ii) the Company or any Subsidiary defaults, whether as primary obligor or as guarantor or other surety, in any payment of principal at stated maturity of any Indebtedness beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such Indebtedness or Preferred Capital Stock is created or governed (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or the holder or holders of such obligation (or a trustee on behalf of such holder or holders) has caused, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $15,000,000; or

(iii) any representation or warranty made by the Company or any Subsidiary herein or in any other Transaction Document or by the Company or any of its or their officers in any writing furnished in connection with or pursuant to this Agreement or any other Transaction Document that is qualified by Material Adverse Effect or materiality shall be false, or any such representation or warranty that is not so qualified shall be false in any material respect, on the date as of which made; or

(iv) the Company fails to perform or observe any agreement contained in Paragraphs 4, 5A(1), 5A(2), 5A(3) or 6; or

(v) the Company fails to perform or observe any other agreement, term or condition contained herein or in any other Transaction Document and such failure shall not be remedied within 60 days after any Responsible Officer obtains actual knowledge thereof; or

(vi)(1) the Company or any of its Significant Subsidiaries commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

(2) the Company or any of its Significant Subsidiaries consents to the entry of a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any of its Significant Subsidiaries; or

(3) the Company or any of its Significant Subsidiaries files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; or

(4) the Company or any of its Significant Subsidiaries consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or of any substantial part of their property;

(5) the Company or any of its Significant Subsidiaries makes an assignment for the benefit of creditors; or

(6) the Company or any of its Significant Subsidiaries admits in writing its inability to pay its debts generally as they become due; or

(7) the Company or any of its Significant Subsidiaries takes corporate action in furtherance of any such action; or

(vii) a court having jurisdiction in the premises enters (1) a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company or any of its Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order un-stayed and in effect for a period 90 consecutive days;

(viii) the rendering of a final judgment (not subject to appeal and not covered by insurance) against the Company or any of its Subsidiaries in an amount greater than $15,000,000 which remain unpaid, undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; or

(ix) the Call Agreement or any provision thereof shall cease to be in full force and effect with respect to ABRY (unless such Agreement has terminated in accordance with its terms), or ABRY shall deny or disaffirm ABRY’s obligations under the Call Agreement; ABRY shall default in the payment when due of any amounts payable by it pursuant to the Call Agreement; any representation, warranty or statement made by ABRY in the Call Agreement shall prove untrue in any material respect; or ABRY shall default in the due performance or observance of any term, covenant or agreement (1) contained in Section 5(b) of the Call Agreement or (2) contained in any other section of the Call Agreement and such default shall continue unremedied for a period of thirty (30) days after the earlier of ABRY obtaining knowledge thereof and notice thereof to ABRY by any Beneficiary (as that term is defined in the Call Agreement);

then, if such event (x) is an Event of Default under Paragraph 7A(i)(a) or (y) is an Event of Default under Paragraph 7A(ii) and the maturity of Indebtedness, if any, outstanding under the Senior Credit Agreement (or, at any time when the term “Senior Credit Agreement” refers to more than one loan or similar agreement, then the Indebtedness, if any, incurred pursuant to the agreement of such type pursuant to which the greatest amount of non-subordinated secured Indebtedness is then outstanding) has been accelerated, the Required Holder(s) may, by notice in writing to the Company, require the Company to redeem immediately for cash all outstanding Preferred Units at a price per unit equal to the Liquidation Value (as of the actual redemption date) of each such Preferred Unit plus the Redemption Amount with respect to each such Preferred Unit; provided, that in the case of an Event of Default under Paragraph 7A(vi) or 7A(vii), all outstanding Preferred Units shall automatically (without notice or other action) be subject to immediate redemption by the Company at the price per unit immediately set forth above.

7B. Other Remedies. If any Event of Default or Default shall occur and be continuing, the Holder of any Preferred Unit may proceed to protect and enforce its rights under this Agreement and the other Transaction Documents by exercising such remedies as are available to such Holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the Holder of any Preferred Unit is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8. REPRESENTATIONS AND WARRANTIES. In order to induce the Purchasers to enter into this Agreement and to purchase the Securities, the Company hereby represents and warrants to each Purchaser as of the date hereof (it being understood that notwithstanding anything to the contrary, the Company and its Subsidiaries will not have consummated the Merger until the Closing Date) and after giving effect to the Merger:

8A. Financial Statements; Financial Condition.

(1) The unaudited pro forma consolidated balance sheet of Holdings at March 31, 2004 (the “Pro Forma Balance Sheet”) and the related unaudited pro forma statements of operations for the year ended December 31, 2003 and the three-month period ended March 31, 2004 (collectively, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Purchaser, have been prepared giving effect to the consummation of the Transactions as if they had occurred on March 31, 2004 in the case of such balance sheet and on January 1, 2003 in the case of such statements of operations. The Pro Forma Financial Statements (each of which have undergone a Quarterly Review) have been prepared in good faith by Holdings, based on assumptions Holdings believes to be reasonable, accurately reflect in all material respects all adjustments required to be made to give effect to the Transactions and present fairly in all material respects on a pro forma basis the financial position and results of operations of Holdings and its Subsidiaries as at and for such dates, assuming that the Transactions had actually occurred at such dates.

(2) All financial statements that have been delivered to the Purchasers in connection with this Agreement present fairly in all material respects the financial condition, results of operations and cash flows of the entities to which they relate as of the dates and for the periods indicated. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein and except that any such un-audited financial statements lack footnote disclosure and normal year-end audit adjustments).

(3) Except as set forth in the financial statements delivered pursuant to Paragraph 3P, after giving effect to the Indebtedness and customary liabilities in respect of transaction expenses incurred in connection with the Transactions, as of the Closing Date, there are no material liabilities of the Transaction Parties of any kind (including, without limitation, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives) required to be set forth on a balance sheet or in the notes thereto prepared in accordance with GAAP, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liability.

8B. No Change. Since December 31, 2003, after giving effect to the Transactions, there has been no change, development or event which, individually or when taken together with all other circumstances, changes or events, has had, or could reasonably be expected to have, a Material Adverse Effect.

8C. Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all applicable statutes (including the Fair Labor Standards Act, as amended), laws (including Environmental Laws), ordinances, rules, orders, permits (including Environmental Permits) and regulations of any Governmental Authority or instrumentality, domestic or foreign (including, without limitation, those related to Hazardous Materials and substances), except where noncompliance individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that the Company, or any of its Subsidiaries is not in compliance with federal, state, local or foreign laws, ordinances, rules and regulations, except to the extent such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8D. Power; Authorization. Each Transaction Party has the power and authority to execute, deliver and perform each of the Transaction Documents to which it is a party, and the Company has the power and authority and legal right to issue and sell the Securities hereunder. Each Transaction Party has taken all necessary action to authorize the execution, delivery and performance of each of the Transaction Documents to which it is or will be a party and the Company has taken all necessary action to authorize the issuance and sale of the Securities hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Transaction Party, or for the validity or enforceability in accordance with its terms against any Transaction Party, of any Transaction Document except for (i) consents, authorizations and filings which have been obtained or made and are in full force and effect and (ii) such consents, authorizations and filings which the failure to obtain or perform, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8E. Enforceable Obligations. This Agreement has been, and each of the other Transaction Documents will be, duly executed and delivered on behalf of each Transaction Party that is party thereto. This Agreement constitutes, and each of the other Transaction Documents will constitute upon execution and delivery thereof, the legal, valid and binding obligation of each Transaction Party that is party thereto, and is enforceable against each Transaction Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

8F. No Legal Bar. None of the execution, delivery or performance by each Transaction Party of each Transaction Document to which it is a party and the incurrence and use of the proceeds of the Securities and the issuance of the Securities hereunder (a) will violate in any material respect any Requirements of Law or any Contractual Obligation applicable to or binding upon such Transaction Party or any of their respective Subsidiaries or any of their respective properties or assets, or (b) will result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirements of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for Permitted Liens.

8G. No Material Litigation. Except as disclosed in Schedule 8G, there is no pending or, to the knowledge of any Transaction Party, threatened claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding or any order, complaint, decree or judgment involving or affecting the Transactions, Holdings or any of its Subsidiaries or any of their respective properties, assets, operations or businesses which have had, or are reasonably likely to have, a Material Adverse Effect.

8H. Investment Company Act. No Transaction Party is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended) that is required to be registered under such Act.

8I. Federal Regulation. The proceeds of the issuance of the Securities hereunder will not be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. Following application of the proceeds of the issuance of the proceeds hereunder, not more than 25 percent of the value of the assets of any Transaction Party will be Margin Stock (as defined in Regulation U). No Transaction Party or any of their respective Subsidiaries is a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the United States Public Utility Holding Company Act of 1935, as amended. No Transaction Party is subject to regulation under any law or regulation which limits its ability to incur Indebtedness, other than Regulation X of the Board. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Securities to violate Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

8J. No Default. Each of the Company and its Subsidiaries have performed all material obligations required to be performed by them under their respective Contractual Obligations (including after giving effect to the Transactions) and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (including after giving effect to the Transactions) is in default under any material judgment, order or decree of any Governmental Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8K. Taxes. Each of the Company and its Subsidiaries (including after giving effect to the Transactions) (i) has timely filed or caused to be timely filed all tax returns, statements,

forms and reports (domestic or foreign) which are required to be filed (and all such tax returns were true and correct in all material respects when and as filed) and (ii) has timely paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than with respect to any taxes (x) the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of the Company or one of its Subsidiaries (including after giving effect to the Transactions), as the case may be, and (y) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 with regard to any taxable period for which the applicable statute of limitations has not yet expired.

8L. Subsidiaries. The legal names of each of the Subsidiaries of the Company, their respective jurisdictions of organization, the number of units of each class of its Capital Stock authorized and the number outstanding and the number of units covered by all outstanding options, warrants, rights of conversion or purchase and similar rights, and their equity holders, in each case, as of the Closing Date are, in each case, accurately as set forth on Schedule 8L. All Capital Stock of each Subsidiary of the Company (i) that is a corporation is duly and validly issued and is fully paid and non-assessable and (ii) that is a limited liability company is duly and validly issued without any obligation to make additional capital contributions and in each case, is owned, of record and beneficially, by the Company, directly or indirectly.

8M. Ownership of Property; Liens. As of the Closing Date, each of the Company and its Subsidiaries has good and valid title (or, in the case of licensed Intellectual Property, a valid license) to all of its material assets necessary for the conduct of its business, in each case free and clear of all Liens except Permitted Liens. With respect to each Real Property leased by the Company and its Subsidiaries listed on Schedule 8M, as of the Closing Date, each of the Company or its applicable Subsidiary has a valid and enforceable leasehold interests in the leasehold estates in all of the real property leased by it that is used in the operations, or the business, of the Transaction Parties and their Subsidiaries, which leased real property is listed on Schedule 8M under the heading “Leased Properties” (each, a “Leased Property”), in each case, free and clear of all Liens of any nature whatsoever, except the terms and provisions of the respective lease therefor, including, without limitation, the matters set forth on Schedule 8M, and any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Leased Properties constitute, as of the Closing Date, all of the material real property owned in fee or leased by the Company and its Subsidiaries and used or held for use by the Company and its Subsidiaries. No Transaction Party has received notice of pending condemnation or similar proceedings affecting any of the Real Property and to each Transaction Party’s knowledge no such action is currently contemplated or threatened.

8N. ERISA. (1) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to have a Material Adverse Effect the fair market value of the assets of all such underfunded Pension Plans. Each ERISA Entity is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, except to the extent any noncompliance could not reasonably be expected to have a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect.

(2) Neither the Company nor any of its Subsidiaries maintains or contributes to any benefit plan, program, policy, arrangement or agreement with respect to employees (or former employees) employed outside the United States under which the Company or any of its Subsidiaries could incur any liability that could reasonably be expected to have a Material Adverse Effect.

(3) The execution and delivery of this Agreement and the issuance and sale of the Securities will be exempt from, or will not involve any transaction which is subject to, the prohibitions of Section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under Section 502(i) of ERISA or a tax could be imposed pursuant to Section 4975 of the Code.

8O. Copyrights, Patents, Permits, Trademarks and Licenses. Schedule 8O sets forth a true and complete list as of the Closing Date after giving effect to the Transactions of all registered Intellectual Property owned by the Company or any of its Subsidiaries, and, with respect to registered trademarks (if any), contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed in Schedule 8O, as of the Closing Date after giving effect to the Transactions, the Company or one of its Subsidiaries will own or have the right to use the Intellectual Property and applications therefor referred to in such Schedule. Except as disclosed in Schedule 8O, no claims are pending by any Person with respect to the ownership, validity, enforceability or of the Company’s or any of its Subsidiary’s use of such Intellectual Property or applications therefor, challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign, except to the extent such claims, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8P. Environmental Matters. Except insofar as any exceptions to the following, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(1) the properties owned, leased or otherwise operated by the Company or any of its Subsidiaries do not contain, and have not previously contained, therein, thereon or thereunder, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in amounts or concentrations that constitute a violation of, or could reasonably be expected to give rise to liability under, Environmental Laws;

(2) there are no facts, circumstances or conditions that could reasonably be expected to (i) result in a violation of any Environmental Laws by the Company or any of its Subsidiaries that could interfere with the continued operation of, or impair the otherwise fair saleable value of the properties owned, leased or otherwise operated by the Company or any of its Subsidiaries or (ii) result in a violation of or otherwise give rise to liability on the part of the Company or any of its Subsidiaries under any Environmental Laws in respect of Hazardous Materials;

(3) neither the Company nor any of its Subsidiaries has received or is aware of any complaint, notice of violation, alleged violation or notice of investigation or of potential liability under Environmental Laws with regard to the Company or any of its Subsidiaries, or any properties owned, leased or otherwise operated by any of them, nor does the Company or any of its Subsidiaries have knowledge that any such action is being threatened;

(4) there are no administrative actions or judicial proceedings pending or, to the knowledge of any Transaction Party, threatened under any Environmental Laws to which the Company or any of its Subsidiaries is or could reasonably be expected to be a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders or agreements to which the Company or any of its Subsidiaries is a party which could reasonably be expected to result in liability or costs on the part of the Company or any of its Subsidiaries under any Environmental Law;

(5) no Lien has been recorded or, to the knowledge of any Transaction Party, threatened under any Environmental Laws with respect to any Fee Property or assets of the Company or any of its Subsidiaries and no Lien has been asserted or, to the knowledge of any Transaction Party, threatened under any Environmental Laws with respect to any other Real Property of the Company or any of its Subsidiaries that could reasonably be expected to result in liability or costs on the part of the Company or any of its Subsidiaries under any Environmental Law;

(6) no Fee Property is (x) listed or proposed for listing on the National Priorities List promulgated pursuant to the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or (y) listed on the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or (z) included on any similar list maintained by any Governmental Authority and there is no such listing or proposed listing with respect to any other Real Property of the Company or any of its Subsidiaries that could reasonably be expected to result in liability or costs on the part of the Company or any of its Subsidiaries under any Environmental Law; and

(7) neither the Company nor any of its Subsidiaries is required to take or finance any investigatory, response or other corrective action or is currently conducting any investigatory, response or other corrective action pursuant to any Environmental Laws at any Real Property or at any other location, nor has any of the Company or any of its Subsidiaries assumed by contract, agreement or operation of law any obligation of any other Person under any Environmental Law.

8Q. Accuracy and Completeness of Information. Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company or any Subsidiary in connection herewith contains any untrue statement of a material fact or, taken together with all other such documents, certificates and statements, omits to state a material fact necessary in order to make the statements contained herein and therein not misleading at the time so furnished in light of the circumstances under which such information was furnished; provided that with respect to projections provided by or on behalf of the Company or any Subsidiary to any Purchaser or any other Holder, the Company only represents that such projections are based on good faith estimates and assumptions believed by the Company to be reasonable at the time made. There is no fact or facts known by the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or that would be material to an understanding of the business, property, assets, financial condition or prospects of the Company or any of its Subsidiaries and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to each Purchaser by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby.

8R. Labor Matters. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the knowledge of any Transaction Party, threatened against the Company or any of its Subsidiaries, before the National Labor Relations Board or any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries or, to the knowledge of any Transaction Party after due inquiry, threatened against the Company or any of its Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage pending against the Company or any of its Subsidiaries or, to the knowledge of any Transaction Party, after due inquiry, threatened against the Company or any of its Subsidiaries and (iii) to the best knowledge of any Transaction Party after due inquiry, no union representation question existing with respect to the employees of the Company or any of its Subsidiaries and, to the knowledge of any Transaction Party, no union organizing activities are taking place, except such as could not, with respect to any matter specified in clause (i), (ii) or (iii) above, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have paid to their respective employees all minimum and overtime wages required by law to be paid to their respective employees.

8S. Solvency. Immediately before and after the consummation of the Transactions, each Transaction Party will be Solvent.

8T. Use of Proceeds. The Company will use the proceeds of the Securities, solely to finance the Merger and to pay related fees and expenses.

8U. Certain Documents. (1) Schedule 8U(1) lists each material agreement, certificate, instrument, letter or other document entered into, executed or delivered or to become effective in connection with the Senior Credit Agreement (collectively, the “Material Credit

Documents”); (2) Schedule 8U(2) lists each material agreement, certificate, instrument, letter or other document entered into, executed or delivered or to become effective in connection with the Subordinated Note Indenture and the Senior Discount Note Indenture (collectively, the “Material Subordinated Note Documents”); (3) Schedule 8U(3) lists each material agreement, certificate, instrument, letter or other document entered into, executed or delivered or to become effective in connection with the Agreement and Plan of Merger (collectively, the “Material Acquisition Documents”); and (4) Schedule 8U(4) lists each material agreement, certificate, instrument, letter or other document entered into, executed or delivered or to become effective in connection with the capitalization of the Company (collectively, the “Material Equity Documents”).

8V. Capitalization. (1) The authorized Capital Stock of each of Acquisition Co. and Language Line consists of 1,000 shares of Common Stock, in each case, 1,000 of which are outstanding. All such outstanding shares of Common Stock have been duly and validly issued, are fully paid and non-assessable and are free of preemptive rights. As of the date hereof, Acquisition Co. has no outstanding securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

(2) An accurate organizational chart, showing the ownership structure of the Company and its Subsidiaries on the Closing Date, and after giving effect to the Transactions, is set forth on Schedule 8V(2).

(3) Immediately after giving effect to the transactions contemplated by the Transaction Documents, (i) the authorized and issued Capital Stock of the Company will consist of (a) an unlimited number of authorized Common Units (as defined in the LLC Agreement), 140,727,272 of which will be issued and outstanding, (b) an unlimited number of authorized Class D Common Units, 5,090,909 of which will be issued and outstanding and (c) an unlimited number of authorized Preferred Units, 82,000,000 of which will be issued and outstanding, (ii) except as described in reasonable detail in Schedule 8V, there are no other options for, rights to acquire, agreements to issue, or securities exercisable for or convertible into Capital Stock of the Company. Schedule 8V hereto sets forth, as of the date hereof after giving effect to the transactions contemplated by the Transaction Documents, a true and complete list of all members of the Company and its Subsidiaries and the number and class of Capital Stock held by each as well as the capital account interests of each member and each member’s percent of total voting interests. The Preferred Units and the Common Units have been duly authorized and issued and are free of any preemptive or similar rights of members. The offer and sale of all of the securities listed on Schedule 8V or as contemplated by this Agreement, the Members Agreement, the Registration Rights Agreement or the LLC Agreement issued on or prior to the Closing Date complied with or were exempt from all applicable federal and state securities laws and there are no rights of rescission or damages with respect thereto. Except as described in reasonable detail in Schedule 8V, (X) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Capital Stock or any convertible securities, rights, options or warrants, (Y) the Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities, and (Z) the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any Capital Stock of the Company.

8W. Indebtedness. Schedule 8W sets forth a true and complete list of all Existing Indebtedness, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

8X. Anti-Terrorism Laws. (1) None of the Company, any of its Subsidiaries or any of their respective Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(2) None of the Company, its Subsidiaries or any of their respective Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the sale of the Securities is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person or entity with which any Holder is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(3) None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective brokers or other agents acting in any capacity in connection with the Securities (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(4) Neither the sale of the Securities by the Company hereunder nor its use of the proceeds thereof will violate any Anti-Terrorism Law or the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

8Y. Offering of Securities. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Securities or any similar security of the Company for sale to, or solicited any offers to buy the Securities or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Securities to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

8Z. Agreements with Affiliates. Except for agreements or arrangements with Affiliates wherein the Company or one or more of its Subsidiaries provides services to such Affiliates for fair consideration or which are set forth on Schedule 6D(h) attached hereto or which are otherwise in compliance with Paragraph 6D, neither the Company nor any of its Subsidiaries has (i) any written agreements or binding arrangements of any kind with any Affiliate or (ii) any management or consulting agreements of any kind with any Affiliate, in each case, other than any such agreement or arrangement solely among or between the Company and/or any of its Subsidiaries between the Company and its Subsidiaries.

8AA. Other Agreements. As of the Closing Date, all conditions precedent to the effectiveness of the Agreement and Plan of Merger, the Senior Credit Agreement, the Subordinated Note Indenture and the Senior Discount Note Indenture, in each case, as set forth therein, have been satisfied or waived (provided that any waiver of a material condition shall have been disclosed to each Purchaser and consented to by each Purchaser) and each such agreement is in full force and effect.

9. REPRESENTATIONS OF EACH PURCHASER. Each Purchaser represents that such Purchaser (A) is not acquiring the Securities to be purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control; (B) has had an opportunity to discuss the Company’s business management and financial affairs with its management and the opportunity to ask questions and receive answers from the Company concerning the terms and conditions of the issuance of Securities contemplated by this Agreement; (C) understands that the Securities have not been registered under the Securities Act and, therefore, cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available; and (D) is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act.

10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in Paragraph 10A (or within the text of any other Paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in Paragraph 10B.

10A. Terms.

“ABRY” shall mean ABRY Partners IV, L.P., a Delaware limited partnership.

“ABRY Subordinated Indebtedness” shall mean Indebtedness of the Company or any of its Subsidiaries (other than Language Line and its Subsidiaries) (a) that is owed, directly or indirectly, to ABRY and/or any of its Controlled Investment Affiliates (other than any Subsidiary of Acquisition Co) and/or other Persons (solely in respect of preemptive or similar rights, if any, granted to such other Persons), (b) that shall provide that (i) no payments of principal (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be permitted for so long as any Default or Event of Default exists and (ii) no payments in respect of interest (other than the payment of interest when the principal is repaid or converted into Qualified Capital Stock (which is not Preferred Capital Stock) of the Company), premium or other amounts (other than principal) shall be payable in securities or instruments of the Company or any of its Subsidiaries, cash or other property and (c) that shall automatically convert into Qualified Capital Stock (which is not Preferred Capital Stock) of the Company (i) on the date that is 18 months after the issuance thereof, (ii) upon the bankruptcy or insolvency of the Company or any of its Subsidiaries and (iii) upon the occurrence of any Event of Default permitting the Holders of Preferred Units to require the Company to redeem the Preferred Units pursuant to Paragraph 7A, in each case, unless earlier repaid or refinanced in accordance with the other terms of this Agreement.

“Acceptance” shall have the meaning given in Paragraph 4B(3).

“Acquired Business” shall have the meaning given in definition of “Related Business” contained herein.

“Acquired Indebtedness” shall mean Indebtedness of a Person (1) assumed in connection with an Acquisition of such Person or (2) existing at the time such Person becomes a Subsidiary or is consolidated with or merged into the Company or any Subsidiary of the Company; provided that such Indebtedness was not Incurred in connection with, or in contemplation of, such transaction.

“Acquired Person” shall mean, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

“Acquisition” shall mean (1) any capital contribution (by means of transfers of cash or other assets to others or payments for assets or services for the account or use of others, or otherwise) by the Company or any Subsidiary to any other Person, or any acquisition or purchase of Capital Stock of any other Person by the Company or any Subsidiary, in either case pursuant to which such Person shall become a Subsidiary or shall be consolidated or amalgamated with or merged into the Company or any Subsidiary or (2) any acquisition by the Company or any Subsidiary of the assets of any Person which constitute substantially all of an operating unit, or line of business of such Person or which is otherwise outside of the ordinary course of business.

“Acquisition Co” shall have the meaning given in Paragraph 3D.

“Affiliate” of any specified person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” shall have the meaning given in Paragraph 6D.

“Agreement” shall mean this Securities Purchase Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Agreement and Plan of Merger” shall have the meaning given in Paragraph 3D.

“AMP” means ABRY Mezzanine Partners, L.P., a Delaware limited partnership.

“Anti-Terrorism Laws” shall have the meaning given in Paragraph 8X(1).

“Asset Sale” shall mean any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger or consolidation) to any Person other than the Company or a Subsidiary, in one transaction or a series of related transactions, of:

(1) any Capital Stock of any Subsidiary (other than directors’ qualifying shares);

(2) any assets of the Company or any Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Subsidiary; or

(3) any other assets (including, without limitation, intellectual property) or asset of the Company or any Subsidiary outside of the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include:

(A) any transaction consummated in compliance with Paragraph 6E and the creation of any Lien;

(B) sales of property or equipment that, in the reasonable determination of the Company, has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Subsidiary;

(C) any Permitted Investment or Restricted Payment not prohibited by Paragraph 6B;

(D) any transaction or series of related transactions involving assets with a Fair Market Value not in excess of $2,000,000;

(E) sales or other dispositions of Cash Equivalents, inventory, receivables and other current assets in the ordinary course of business;

(F) the sale of assets and subsequent leaseback of such assets within 90 days of such sale to the extent such lease constitutes a Capital Lease Obligation;

(G) condemnations on or the taking by eminent domain of property or assets;

(H) the licensing of intellectual property; and

(I) any transaction between the Company and any Subsidiary or by any Subsidiary with the Company or any Subsidiary in accordance with the terms of this Agreement.

“Board of Directors” of any Person shall mean the board of directors, managers, management committee or other body governing the management and affairs of such Person.

“Board Resolution” shall mean, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banking institutions in New York, New York are authorized or required by law to be closed.

“Call Agreement” means the Capital Call Agreement, dated as of the date hereof, among ABRY, the Company, Holdings II, Merrill, New York Life Capital Partners, and AMP, as amended restated or otherwise modified from time to time.

“Capital Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” in any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, and membership interests in such Person, including any Preferred Capital Stock and any right or interest which is classified as equity in accordance with GAAP.

“Cash Equivalents” shall mean:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or by the District of Columbia maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(4) investments in time deposit accounts, term deposit accounts, money market deposit accounts, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by (a) any bank organized under the laws of the United States of America or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (b) any lender party to the Senior Credit Agreement, or (c) Brown Brothers Harriman;

(5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in any of clauses (1) through (5) above.

“CERCLA” shall have the meaning given in Paragraph 8P(6).

“Change of Control” shall mean the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2) the consummation of any transaction as a result of which the Permitted Holders cease to own beneficially (as such term is used in Section 13(d) of the Exchange Act) directly or indirectly at least 51% of the Voting Stock of the Company immediately after such transaction;

(3) the Permitted Holders shall not have directly or indirectly the present power (by right to vote Voting Stock of the Company) to elect a majority of the members of the Board of Directors;

(4) Language Line ceases to be a direct or indirect Wholly Owned Subsidiary of the Company (other than as a result of issuances of equity securities limited to a fixed dollar amount which earn a yield or dividend on such specified amount and do not participate in changes in the underlying equity value of the issuer of such equity securities);

(5) the Permitted Holders cease to possess, directly or indirectly, the present power to direct or cause the direction of management or policies of the Company, or Language Line, whether through ownership of Capital Stock, by contract or otherwise;

(6) the adoption of a plan relating to the liquidation or dissolution of the Company;

(7) the board of directors of the Company shall cease to consist of a majority of Continuing Directors; or

(8) a “change of control” ( or terms of similar import) shall occur within the meaning of any debt security, indenture or other agreement evidencing, creating or governing any Indebtedness of the Company or any of its Subsidiaries, permitting the holder of such Indebtedness to accelerate such Indebtedness or to require the issuer of such Indebtedness to purchase, redeem or repay such Indebtedness prior to its stated maturity or to offer to do so prior to its stated maturity.

“CitiCorp Credit Agreement” means that certain Term Loan and Line of Credit Agreement, dated as of the date hereof, among Holdings II and CitiCorp USA, Inc., as the same may from time to time be amended, amended and restated, supplemented, restated or otherwise modified from time to time.

“Class D Common Units” shall have the meaning given in the LLC Agreement.

“Class D Unit Shares” shall have the meaning given in the definition of “Liquidity Initial Public Offering”.

“Closing Date” shall have the meaning given in Paragraph 2.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Units” shall have the meaning given in Paragraph 1.

“Company” shall have the meaning given in the introductory Paragraph hereof.

“Company Financial Statements” shall have the meaning given in Paragraph 3P.

“Complete Exit Event” shall mean the occurrence of either a Liquidity Company Sale or a Liquidity Initial Public Offering.

“Consolidated Cash Flow” shall mean, for any period, Consolidated Net Income of the Company and its Subsidiaries for such period, plus, without duplication and to the extent reflected in Consolidated Net Income of the Company for such period, the sum of:

(1) an amount equal to any extraordinary loss plus any net loss realized by the Company or any of its Subsidiaries in connection with (a) an Asset Sale or (b) the disposition of any securities by the Company or any of its Subsidiaries outside the ordinary course of business or the extinguishment of any Indebtedness of the Company or any of its Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for franchise taxes and taxes based on income or profits of the Company and the Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) Consolidated Interest Expense of the Company and the Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash impairment charges and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any extraordinary or unusual expenses of the Company and the Subsidiaries for such period to the extent that such charges were deducted in computing such Consolidated Net Income; plus

(6) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or transactions; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, and any reversal of a reserve to the extent increasing such Consolidated Net Income, minus

(8) an amount equal to any extraordinary gains plus any net gains realized by the Company or any of its Subsidiaries in connection with (a) an Asset Sale or (b) the disposition of any securities by the Company or any of its Subsidiaries outside the ordinary course of business or the extinguishment of any Indebtedness of the Company or any of its Subsidiaries, to the extent such gains were included in computing such Consolidated Net Income;

in each case, on a consolidated basis and in accordance with GAAP; provided that the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded.

“Consolidated EBITDA” shall have the meaning set forth in the Senior Credit Agreement.

“Consolidated Interest Expense” shall mean for any period, the sum, without duplication of:

(1) the consolidated interest expense of the Company and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to sale-leaseback transactions, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations) but, for purposes of Paragraph 6B, excluding amortization and write-off of debt issuance costs; provided that, for purposes of clause (iii)(A)(z) of Paragraph 6B(1), Consolidated Interest Expense shall not include (i) interest relating to ABRY Subordinated Indebtedness that is accrued but unpaid or that is paid in Qualified Capital Stock (which is not Preferred Capital Stock) of the Company, or (ii) any interest relating to Redeemable Common Equity;

(2) the consolidated interest expense of the Company and its Subsidiaries that was capitalized during such period;

(3) any interest expense on Indebtedness of another Person that is guaranteed by the Company or any of its Subsidiaries or secured by a Lien on assets of the Company or any of its Subsidiaries (whether or not such guarantee or Lien is called upon); and

(4) the product of:

(a) all cash dividend payments on any series of Disqualified Capital Stock of the Company or any Preferred Capital Stock of any of its Subsidiaries, times

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined Federal, state and local statutory tax rate of the Company expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) the aggregate outstanding amount of Indebtedness (other than ABRY Subordinated Indebtedness and Redeemable Common Equity) of each of the Company and its Subsidiaries as of the date of determination on a consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the greater of the aggregate liquidation preference or mandatory redemption obligation of all outstanding Disqualified Capital Stock of the Company and its Subsidiaries and Preferred Capital Stock of its Subsidiaries (except, in each case, Preferred Capital Stock issued to the Company or any of its Subsidiaries) as of the day of determination to (ii) the Consolidated Cash Flow of the Company and its Subsidiaries for the latest four full fiscal quarters for which financial statements are internally available ending on or prior to the date of determination (the “Measurement Period”).

For purposes of calculating Consolidated Cash Flow for the Measurement Period immediately prior to the relevant date of determination any one or more of the following that are applicable:

(1) any Person that is a Subsidiary on the date of determination (or would become a Subsidiary on such date of determination in connection with the matter that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Subsidiary at all times during such Measurement Period;

(2) any Person that is not a Subsidiary on such date of determination (or would cease to be a Subsidiary on such date of determination in connection with the matter that requires the determination of such Consolidated Cash Flow) will be deemed not to have been a Subsidiary at any time during such Measurement Period; and

(3) if the Company or any Subsidiary shall have in any manner (x) acquired (including through an Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to the relevant date of determination, such calculation will be made on a pro forma basis as if, in the case of an Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period (giving pro forma effect thereto in accordance with Regulation S-X and, except to the extent relating to an Asset Sale of $20,000,000 or more (whether in one or a series of related transactions), to such other non-recurring costs or expenses and cost reductions relating to the Acquisition, Asset Sale or commencement or termination of activities as are reasonably and in good faith anticipated to occur within 12 months and within the control of the Company and its Subsidiaries); provided, however, that such pro forma adjustment shall not give effect to the positive cash flow of any Acquired Person to the extent that such Person’s net income would be excluded pursuant to clause (1) or (2) of the definition Consolidated Net Income.

“Consolidated Net Income” shall mean for any period, net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that

(1) the net income (but not net loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall not be included except to the extent paid in cash as a dividend or distribution to the Company or (subject to clause (2) below) a Subsidiary,

(2) the net income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is prohibited or not permitted at the date of determination, and

(3) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged with or into or consolidated with any of the Company or its Subsidiaries shall be excluded.

“Continuing Directors” shall mean, as of the date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Closing Date; (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or (3) was nominated by one or more of the Permitted Holders.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property or assets owned by it are bound.

“Control Event” shall mean:

(1) the execution by the Company or any of its Subsidiaries or Affiliates of any binding agreement with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change of Control,

(2) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change of Control, or

(3) the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the Closing Date ) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Closing Date) to the holders of the Capital Stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change of Control.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by the former such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of management and policies of such Person whether by contract or otherwise.

“Default” shall mean any event that is, or with the passage of time, the giving of notice or both would be, an Event of Default.

“Designation Amount” shall have the meaning given in the definition of “Investment.”

“Disposition” shall mean, with respect to any Person, any merger, consolidation, amalgamation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person’s assets.

“Disqualified Capital Stock” shall mean any Capital Stock (other than the Preferred Units and ABRY Subordinated Indebtedness) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the Mandatory Redemption Date; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the issuer to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Mandatory Redemption Date shall not constitute Disqualified Capital Stock if (1) the “asset sale” or “change of control” provision applicable to such Capital Stock is not more favorable in any material respect to the holders of such Capital Stock than the terms applicable to the Preferred Units and (2) any such requirement only becomes operative after compliance with the terms of this Agreement.

“Dracup Trusts” means the Dennis G. Dracup Declaration of Trust dated January 19, 1999 and the Christine L. Dracup Declaration of Trust dated January 19, 1999.

“Embargoed Person” shall have the meaning given in Paragraph 5M.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by the Company or any Subsidiary or, solely with respect to an employee benefit plan subject to Title IV of ERISA, by any ERISA Entity or with respect to which the Company or any of its Subsidiaries could incur liability.

“Environmental Laws” shall mean any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or Requirements of Law (including, without limitation, common law) relating to pollution or protection of the environment (including, without limitation, pollution or protection of ambient air, soil, subsurface strata, surface water, groundwater and natural resources such as flora, fauna and wetlands) or public or employee health, including, without limitation, release or threatened release, manufacture, storage, treatment, handling, use, transport or disposal of Hazardous Materials, as now or may at any time hereafter be in effect.

“Environmental Permits” shall mean any and all permits, licenses, registrations, notifications, exemptions, variances and any other authorizations required by any Governmental Authority under or issued pursuant to any Environmental Law.

“Equity Documents” shall mean, collectively, the documents designated “Equity Documents” listed on Schedule 8U(4), in each case as amended, supplemented or otherwise modified in accordance with the terms thereof.

“Equity Financing” shall mean, collectively, (1) the purchase for cash by ABRY, its Controlled Investment Affiliates and the Permitted Investors (collectively, the “Investors”) of the Capital Stock of the Company (of which (i) at least 59% of the aggregate gross proceeds shall be junior preferred equity securities that are not redeemable or puttable at the option of the holders thereof or common equity or options to purchase common equity and (ii) the balance shall be the Securities) for an aggregate dollar amount (including the issuance of Redeemable Common Equity in aggregate principal amount not to exceed $30.0 million, plus associated fees and expenses) equal to no less than 30% of the total capitalization of Language Line (determined as of the Closing Date, after giving effect to the consummation of the Transactions and excluding the amount of any borrowings made on the Closing Date under the Revolving Facility (as defined in the Senior Credit Agreement) to finance any portion of the Merger Consideration (as defined in the Merger Agreement) attributable to an excess of Closing Working Capital (as defined in the Merger Agreement) of Language Line) and (2) the subsequent and immediate contribution and/or loans of the net cash proceeds from the Investors’ investment by the Company, through one or more intermediate holding companies, to Acquisition Co. and then to Language Line and receipt by Acquisition Co. and ultimately Language Line of such cash, as a capital contribution in exchange for common equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Entity” shall mean any member of an ERISA Group.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan; (f) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by any ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in Reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Pension Plan that could reasonably be expected to result in the imposition of a lien or the posting of a bond or other security; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could result in material liability to the Company or any of its Subsidiaries.

“ERISA Group” shall mean the Company, any Subsidiary and all corporations and all trades or businesses (whether or not incorporated) that, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Event of Default” shall mean any of the events specified in Paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated by the SEC thereunder.

“Executive Order” shall have the meaning given in Paragraph 8X(1).

“Executive Orders” shall have the meaning given in Paragraph 5M.

“Existing Indebtedness” shall mean any Indebtedness of the Company and its Subsidiaries in existence on the Closing Date until such amounts are repaid.

“Fair Market Value” shall mean, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution.

“Fee Property” shall mean any real property owned in fee.

“GAAP” shall mean shall mean generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Paragraphs 6A(1), 6(B)(1), and 6E, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Paragraph 8A(2). In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Company and the Required Holders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Company and its Subsidiaries’ financial condition and results of operations of the Company and its Subsidiaries shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Company and the Required Lenders, except for purposes of Paragraph 5A, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority” shall mean any Federal, state, local or foreign government, or other entity (including, without limitation, any governmental or quasi-governmental agency or authority) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“guarantee” shall mean (1) as applied to any Indebtedness, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Indebtedness and (2) for purposes of the definition of “Investment”, an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit and any agreement to maintain or preserve any other Person’s financial condition or to cause any other Person to achieve certain levels of operating results.

“Hazardous Materials” shall mean any pollutants, contaminants, chemicals, materials or wastes, radioactivity or radiation, hazardous pesticides or hazardous or toxic substances that may give rise to liability, or are subject to regulation, under any Environmental Law, including, without limitation, asbestos, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls and urea-formaldehyde insulation.

“Hedging Obligations” shall mean, with respect to any Person, the Obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (3) foreign currency or commodity hedge, swap, exchange or similar protection agreements (agreements referred to in this definition being referred to herein as “Hedging Agreements”).

“Holder” shall mean a Person who is the owner of any Security.

“Holdings” shall have the meaning given in Paragraph 3D.

“Holdings II” shall mean Language Line Holdings II, Inc., a Delaware corporation.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.

“Incur” shall mean, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and

“Incurring” shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Subsidiary (or is merged into or consolidated with the Company or any Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Subsidiary (or being merged into or consolidated or amalgamated with the Company or any Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Subsidiary or merges into or consolidates or amalgamates with the Company or any Subsidiary. The accrual of interest, the accretion or amortization of original issue discount and, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an Incurrence of Indebtedness.

“Incurrence Notice” shall have the meaning given in Paragraph 6A(2)(k).

“Indebtedness” shall mean (without duplication), with respect to any Person, whether or not contingent:

(1) every obligation of such Person for money borrowed;

(2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

(4) every obligation of such Person issued or assumed as the deferred purchase price of assets or services (but excluding (A) earn-out or other similar obligations until such time as the amount of such obligation is capable of being determined and its payment is probable, (B) trade accounts payable, or (C) other accrued liabilities or expenses arising in the ordinary course of business);

(5) every Capital Lease Obligation of such Person;

(6) every net obligation payable under Hedging Agreements of such Person; and

(7) every obligation of the type referred to in clauses (1) through (6) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise, the amount of such obligation being the maximum amount covered by such guarantee or for which such Person is otherwise liable. Indebtedness:

(A) shall never be calculated taking into account any cash and cash equivalents held by such Person;

(B) shall not include obligations of any Person (1) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within 5 Business Days of their Incurrence, (2) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and (3) under standby letters of credit to the extent collateralized by cash or Cash Equivalents;

(C) shall not include any liability for federal, provincial, state, local or other taxes; and

(D) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business.

In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of Paragraph 6A, Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be Incurred under Paragraph 6A will not be considered to be incremental Indebtedness. The amount of any Indebtedness shall be its accreted value, in the case of Indebtedness issued at a discount, and its stated principal amount for all other Indebtedness.

“Independent Financial Advisor” shall mean a nationally recognized accounting, appraisal, investment banking firm or consultant in the United States that is, in the judgment of the Company’s Board of Directors, independently qualified to perform the task for which it has been engaged.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Investment” shall mean, with respect to any Person, any loan, advance, guarantee (whether or not constituting Indebtedness) or other extension of credit (in each case other than in connection with an acquisition of property or assets that does not otherwise constitute an Investment) or capital contribution to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property shall be valued at its Fair Market Value at the time of such transfer. For purposes of Paragraph 6B, Investments shall be deemed to be made in an amount (the “Designation Amount”) equal to the greater of (1) the net book value of the Company’s interest in the applicable Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company’s interest in the applicable Subsidiary as determined in good faith by the Board of Directors of the Company and evidenced by a Board Resolution (or committee resolution), whose determination shall be conclusive. If the Company or any Subsidiary sells or otherwise disposes of any Voting Stock of any direct or indirect Subsidiary such that, after giving effect to such sale or disposition, the Company no longer owns, directly or indirectly, a majority of the outstanding Voting Stock of such Subsidiary, the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary that after giving effect to such sale or disposition is owned, directly or indirectly, by the Company.

“Investors” shall have the meaning given in the definition of “Equity Financing.”

“Language Line” shall have the meaning given in Paragraph 3D.

“LLC” shall have the meaning given in Paragraph 3P.

“LLC Agreement” shall have the meaning given in Paragraph 3A(1).

“Leased Property” shall have the meaning given in Paragraph 8M.

“Lien” shall mean any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, and any agreement to give any security interest but excluding any lease which does not secure Indebtedness).

“Liquidation Value” shall mean, with respect to any Preferred Unit, the sum of (i) the Unreturned Capital Value of such Preferred Unit plus (ii) the Unpaid Yield on such Preferred Unit.

“Liquidity Company Sale” shall mean (i) the sale (including by means of a merger or consolidation) of all or substantially all of the Company’s “Common Units” (as defined in the LLC Agreement) to a Person or Persons (other than any Affiliate of the Company) in the same transaction or series of related transactions or (ii) the distribution to all of the holders of the Company’s Capital Stock substantially concurrently with an Asset Sale of the proceeds of such sale (net of reasonable related expenses and liabilities of the Company and its Subsidiaries not assumed by the acquiring Person(s)).

“Liquidity Initial Public Offering” shall mean a Qualified Initial Public Offering pursuant to which all Common Units are converted into common stock of a Successor Corporation (as defined in the Members Agreement) (such shares, the “Class D Unit Shares”) with respect to which no restriction or limitation (other than a lock-up or hold-back or similar requirement of the Company or the underwriter for no more than 180 days) is imposed and no other restriction exists which prevents the holders of the Class D Unit Shares from selling any of the Class D Unit Shares into the public market, other than any restrictions imposed by applicable federal or state securities or “blue sky” laws. Any Initial Public Offering pursuant to which a lock-up or hold-back or other restriction is imposed or exits for a period of more than 180 days on the holders of the Class D Unit Shares with respect to sales of the Class D Unit Shares shall not be an event constituting a Liquidity Initial Public Offering.

“Mandatory Redemption Date” shall have the meaning given in Paragraph 4(C).

“Material Acquisition Documents” shall have the meaning given in Paragraph 8U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, operations, or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, (ii) material impairment of the Company’s ability to perform any of its obligations under this Agreement, or any of the other Transaction Documents or (iii) a material impairment of the validity or enforceability of the rights of, or the benefits available to, the holders of any of the Securities under this Agreement or the other Transaction Documents.

“Material Credit Documents” shall have the meaning given in Paragraph 8U.

“Material Equity Documents” shall have the meaning given in Paragraph 8U.

“Material Subordinated Note Documents” shall have the meaning given in Paragraph 8U.

“Measurement Period” shall have the meaning given in the definition of “Consolidated Leverage Ratio.”

“Members Agreement” shall have the meaning given in Paragraph 3A(2).

“Merger” shall have the meaning given in Paragraph 3D.

“Merger Consideration” shall have the meaning given in Paragraph 3F.

“Merrill” shall mean Merrill Lynch Capital Corporation and its Affiliates.

“Moody’s” shall mean Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody’s Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then “Moody’s” shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company by a written notice given to the Holders.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (1) to which any ERISA Entity is making or accruing an obligation to make contributions or (2) to which any ERISA Entity has within the preceding five plan years made contributions, including any Person which ceased to be an ERISA Entity during such five year period.

“Net Cash Proceeds” shall mean the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of:

(1) the direct costs relating to such Asset Sale (including, without limitation, reasonable legal, accounting and investment banking fees, brokerage fees and sales commissions) and any relocation expenses incurred as a result thereof;

(2) taxes paid or payable directly as a result thereof;

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve); and

(5) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any Subsidiary.

“New York Life Capital Partners” shall mean New York Life Capital Partners II, L.P. and its Affiliates.

“Obligations” shall mean any principal, interest (including, in the case of Senior Indebtedness, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

“OFAC” shall have the meaning given in Paragraph 8X(2)(v).

“Officer” shall mean the Chairman, any Vice Chairman, the President, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” shall mean a certificate of the Company signed on the Company’s behalf by two Officers or by one Officer and any Assistant Treasurer or Assistant Secretary of the Company and which complies with the provisions of this Agreement.

“Online Debt” shall mean the amount owed by LLC to the former shareholders of Online Interpreters, Inc. under those certain subordinated notes, each dated May 6, 2002, in the aggregate original principal amount of $4,213,854 (net of the amount due LLC from such former shareholders that may be offset against such notes) not greater than $1,800,000 in principal amount of which indebtedness remains outstanding as the date hereof.

“Opinion of Counsel” shall mean a written opinion of counsel, who may be counsel for the Company or any Holder, and which opinion shall be reasonably acceptable to the Required Holder(s).

“Other List” shall have the meaning given in Paragraph 5M.

“Payoff Transaction” shall have the meaning given in Paragraph 4A(5).

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which the Company or any of its Subsidiaries could incur liability by application of Section 4069 of ERISA.

“Permitted Encumbrances” shall mean, with respect to any property encumbered by a mortgage, such exceptions to title as are set forth in the title insurance policy delivered with respect thereto.

“Permitted Holders” shall mean ABRY and its Controlled Investment Affiliates.

“Permitted Indebtedness” has the meaning set forth in Paragraph 6A(2).

“Permitted Investments” shall mean:

(1) Investments

(a) by any Subsidiary in the Company; and

(b) by the Company or by any Subsidiary in any Subsidiary (including to create any Subsidiary) and in any Person that becomes a Subsidiary as a result thereof;

(2) Investments in Cash Equivalents;

(3) payroll, commission, travel and similar advances in the ordinary course of business;

(4) travel and entertainment advances and relocation and other loans (including guarantees of obligations to third parties in connection with relocation of employees of the Company or its Subsidiaries) to officers and employees of the Company or any of its Subsidiaries;

(5) other Investments by the Company or any of its Subsidiaries not exceeding in the aggregate outstanding at any time $5,000,000;

(6) loans to senior management of the Company and its Subsidiaries in an aggregate principal amount not to exceed $2,000,000 for purposes of their purchasing Capital Stock of the Company;

(7) Hedging Obligations;

(8) the Transactions;

(9) Investments for consideration to the extent consisting of Qualified Capital Stock; and

(10) any Investment made as a result of the receipt of non-cash consideration in an Asset Sale.

“Permitted Investors” shall mean ABRY, ABRY Investment Partnership, L.P., ABRY Mezzanine Partners, L.P., New York Life Capital Partners, Dennis Dracup, Matthew Gibbs, James Moore, Jeanne Andersen, Dennis Bailey, Phil Speciale or Yung-Chung Heh and Merrill, together with their respective Affiliates, and such other Person as may be reasonably acceptable to the Purchasers.

“Permitted Liens” shall have the meaning given in the Senior Credit Agreement (as in effect on the Closing Date).

“Person” shall mean and include any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Post-Petition Interest” shall mean, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any insolvency or liquidation proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Preferred Capital Stock” shall mean (1) with respect to the Company, Capital Stock of any class or classes (however designated) which is pari passu with, or preferred (as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company or otherwise) over, the Preferred Units and (2) with respect to any other Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution or otherwise of such Person, over Capital Stock of any other class in such Person.

“Preferred Units” shall have the meaning given in Paragraph 1.

“Pro Forma Balance Sheet” shall have the meaning given in Paragraph 8A(1).

“Pro Forma Financial Statements” shall have the meaning given in Paragraph 8A(1).

“Public Sale” shall have the meaning given in the Members Agreement.

“Purchase Money Indebtedness” shall mean Indebtedness of the Company or any Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property or assets (including through the purchase of Capital Stock of a Person owning such assets); provided, however, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

“Purchaser Schedule” shall have the meaning given in the introductory Paragraph hereof.

“Purchasers” shall have the meaning given in the introductory Paragraph hereof.

“Qualified Capital Stock” in any Person shall mean any Capital Stock in such Person other than any Disqualified Capital Stock.

“Qualified Initial Public Offering” shall mean a firm underwritten offering of the Company pursuant to a registration statement under the Securities Act (i) of common Capital Stock having an aggregate gross offering price of at least $50,000,000 and (ii) reasonably expected to result in more than 100 holders of record of Voting Stock of the Company (exclusive of holdings of Affiliates and employees of the Company).

“Quarterly Review” shall mean a review of financial statements made by an independent accounting firm consistent with the substantive accounting standards and requirements set forth in Statement on Auditing Standards 100 or to the extent not applicable, Statement on Standards for Accounting and Review Standards 1, each as set forth by the American Institute of Certified Public Accountants.

“Real Property” shall mean each Leased Property listed on Schedule 8M and Fee Property, all right, title and interest of any Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned or operated by any Transaction Party, whether by lease, license or other use or occupancy agreement, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof or thereon.

“Redemption Amount” shall mean, with respect to any Preferred Unit at any time, (a) prior to the first anniversary of the Closing Date, an amount equal to 4% of the Liquidation Value of such Preferred Unit at such time, (b) on or after the first anniversary of the

Closing Date and prior to the second anniversary of the Closing Date, an amount equal to 3% of the Liquidation Value of such Preferred Unit at such time, (c) on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, an amount equal to 2% of the Liquidation Value of such Preferred Unit at such time, (d) on or after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, an amount equal to 1% of the Liquidation Value of such Preferred Unit at such time and (e) from and after the fourth anniversary of the Closing Date zero.

“Redeemable Common Equity” shall mean Indebtedness of Holdings II in an original aggregate principal amount of $30,000,000, (plus amounts borrowed pursuant to the CitiCorp Credit Agreement to pay associated fees and expenses) (a) that shall not have scheduled amortization prior to the stated maturity thereof, (b) interest on which shall be payable only with proceeds of loans under the line of credit under the CitiCorp Credit Agreement (which loans shall also constitute Redeemable Common Equity), (c) that shall provide that (i) no payments of principal (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be permitted for so long as any Default or Event of Default exists and (ii) no payments in respect of interest (other than the payment of regularly scheduled interest, or interest when the principal is repaid or converted into Qualified Capital Stock (which is not Preferred Capital Stock) of the Company), premium or other amounts (other than principal) shall be payable in securities or instruments of the Company or any of its Subsidiaries, cash or other property, (d) that shall mature not later than the third anniversary of the Closing Date, (e) shall be subject to “standstill” provisions substantially in the form of Exhibit D attached hereto, (f) is guaranteed by ABRY and (g) is supported by ABRY’s deposit of the Call Agreement into escrow on terms and conditions reasonably satisfactory to the Required Holders(s).

“Redemption Date” shall have the meaning given in Paragraph 4B(1).

“refinancing” shall have the meaning given in Paragraph 6A(2)(i).

“Registration Rights Agreement” shall have the meaning given in Paragraph 3A(3).

“Related Business” shall mean (1) those businesses in which the Company or any of the Subsidiaries are anticipated on the date of this Agreement to be engaged in on the Closing Date, or that are reasonably related, ancillary, incidental or complementary thereto, as determined by the Company’s Board of Directors, and (2) any business which forms a part of a business (the “Acquired Business”) which is acquired by the Company or any of the Subsidiaries if the primary intent of the Company or such Subsidiary was to acquire that portion of the Acquired Business which meets the requirements of clause (1) of this definition.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is in reorganization as such term is used in Section 4241 of ERISA.

“Required Holder(s)” shall mean, at any time, (1) so long as any Preferred Units are outstanding, the Holder or Holders of at least 66  2/3%of the aggregate Liquidation Value of Preferred Units then outstanding and (2) if no Preferred Units are outstanding, the Holder or

Holders of at least 66  2/3% of the Class D Common Units or Class D Unit Shares then outstanding; provided that so long as each of Merrill and New York Life Capital Partners holds more than 50% of the number of units of the applicable Security such Person originally purchased under this Agreement, any determination of Required Holder(s) must include either New York Life Capital Partners or Merrill, and (b) so long as only one of Merrill or New York Life Capital Partners (but not both) holds more than 50% of the number of units of the applicable Security such Person originally purchased under this Agreement, any determination of Required Holder(s) must include such Person.

“Requirements of Law” shall mean, as to any Person, the articles or certificate of incorporation and By-Laws or other organizational, constitutive or governing documents of such Person, and any law, treaty, rule or regulation, order or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of such Person or any other officer of such Person involved principally in its financial administration or its controllership function.

“Restricted Payments” shall have the meaning given in Paragraph 6B.

“Rights” shall have the meaning given in Paragraph 1.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc. or, if Standard & Poor’s Ratings Services shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person, provided, however, that if Standard & Poor’s Ratings Services ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then “S&P” shall mean any other nationally recognized rating agency (other than Moody’s) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company by a written notice given to the Holders.

“SDN List” shall have the meaning given in Paragraph 5M.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities” shall have the meaning given in Paragraph 1.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor statute and the rules and regulations promulgated by the SEC thereunder.

“Senior Credit Agreement” shall mean the Credit Agreement dated as of the date hereof, by and among Language Line, as Borrower, Language Line Holdings, Inc., the Subsidiary Guarantors party thereto, the lenders party thereto from time to time, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC

as Joint Lead Arrangers and Book Runners, Banc of America Securities LLC as Syndication Agent, Merrill as Administrative Agent and National City Bank as Documentation Agent, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing thereof (including any restatements thereof and any increases in the amount of commitments thereunder), whether in one or more separate agreements and whether by or with the same or any other lender, creditor, or any one or more groups of lenders or group of creditors (whether or not including any or all of the financial institutions party to the aforementioned credit agreements), and including related notes, guarantee and note agreements and other instruments and agreements executed in connection therewith.

“Senior Credit Documents” shall mean the Credit Documents (as defined in the Senior Credit Agreement, as in effect on the Closing Date).

“Senior Discount Notes” shall mean the 14 - 1/8% Senior Discount Notes due 2013 issued by Holdings with original discount to yield gross proceeds of approximately $55,000,000.

“Senior Discount Note Indenture” shall mean the Indenture dated as of June 11, 2004, by and among Holdings, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to the Senior Discount Notes, as in effect from time to time.

“Senior Indebtedness” shall mean, with respect to the Company or Subsidiary, at any date,

(1) all Obligations of the Company or such Subsidiary, as applicable, under the Senior Credit Agreement;

(2) all Hedging Obligations of the Company or such Subsidiary, as applicable; and

(3) Obligations of the Company or such Subsidiary, as applicable, in connection with all other Indebtedness of the Company unless the instrument under which such Indebtedness of the Company or such Subsidiary, as applicable, is Incurred expressly provides that such Indebtedness is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof.

Notwithstanding the foregoing, Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any obligation for federal, state, local or other taxes; (b) any Indebtedness among or between the Company and any Subsidiary of the Company, unless and for so long as such Indebtedness has been pledged to secure Obligations to a third party; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) Indebtedness evidenced by the ABRY Subordinated Indebtedness, the Redeemable Common Equity, the Subordinated Notes or the Senior Discount Notes; (e) Indebtedness of the Company or such Subsidiary, as applicable, that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company or such Subsidiary, as applicable; (f) to the extent that it may constitute Indebtedness, any Obligation owing under leases (other than Capital Lease Obligations) or management agreements; and (g) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company or such Subsidiary, as applicable.

“Senior Lenders” shall mean each financial institution which from time to time is a lender under the Senior Credit Agreement.

“Series A Preferred Units” shall have the meaning given in the LLC Agreement.

“Significant Subsidiary” shall mean (1) any Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the date of this Agreement and (2) any Subsidiary that, when aggregated with all other Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in Paragraph 7A(vi) or 7A(vii) hereof has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Solvent” and “Solvency” shall mean, when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subordinated Indebtedness” shall mean any Indebtedness (other than Disqualified Capital Stock) of the Company or a Subsidiary other than Senior Indebtedness.

“Subordinated Note Indenture” shall mean the Indenture dated as of June 11, 2004, by and among Language Line, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to the Subordinated Notes, as in effect from time to time.

“Subordinated Notes” shall mean the $165,000.000 in aggregate principal amount at maturity of 11-1/8 % Senior Subordinated Notes due 2012 of Language Line.

“Subsidiary” shall mean with respect to any Person (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of all outstanding Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Company.

“Surviving Person” shall mean, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

“Total Assets” shall mean, with respect to any Person, as of any date, the combined consolidated total assets of such Person, as determined in accordance with GAAP.

“Transaction Documents” shall mean, collectively, this Agreement, the Registration Rights Agreement, the LLC Agreement, the Members Agreement and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Subsidiary or Affiliate in connection with this Agreement.

“Transaction Parties” shall mean, collectively, the Company and its Subsidiaries.

“Transactions” shall mean acquisition of Holdings pursuant to the Agreement and Plan of Merger, the Equity Financing, the issuance and sale of the Securities, the issuance and sale of the Subordinated Notes and the Senior Discount Notes, the execution and delivery of the Senior Credit Agreement and documents related thereto and the initial extension of credit thereunder, the other transactions contemplated by the foregoing and the payment of fees and expenses in connection with the foregoing.

“Transferee” shall mean any direct or indirect transferee of all or any part of the Securities purchased by any Purchaser under this Agreement.

“Unpaid Yield” shall have the meaning given in the LLC Agreement.

“Unutilized Net Cash Proceeds” shall have the meaning given under Paragraph 6G.

“Unreturned Capital Value” shall have the meaning given in the LLC Agreement.

“Voting Stock” shall mean Capital Stock in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other comparable governing body of such corporation or Person.

“Wholly Owned Subsidiary” shall mean any Subsidiary of the Company all of the outstanding Capital Stock of every class of which is owned by the Company or another Wholly Owned Subsidiary of the Company.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

10B. Legal Principles, Terms and Determinations. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should citation, section or form be modified, amended or replaced. All references herein to “paragraph,” “subparagraph” or “clause” shall refer to a paragraph, subparagraph or clause, respectively, of this Agreement unless otherwise expressly stated.

11. MISCELLANEOUS.

11A. Payments. The Company agrees that, so long as any Purchaser shall hold any Security, it will make all payments with respect to such Security by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to such Purchaser’s account or accounts as specified in the Purchaser Schedule attached hereto, or such other account or accounts in the United States as such Purchaser may designate in writing.

11B. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

(i)(a) all stamp and documentary taxes and similar charges, if any, and (b) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the other Transaction Documents or the issuance of the Securities;

(ii) document production and duplication charges and the fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (a) this Agreement, any of the other Transaction Documents and the transactions contemplated hereby or thereby and (b) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement or any other Transaction Document, whether or not such proposed action shall be effected or granted;

(iii) the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement, the Securities or any other Transaction Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or by reason of your or such Transferee’s having acquired any Security, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and

(iv) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Securities by the Company.

The obligations of the Company under this Paragraph 11B shall survive the transfer of any Security or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Security. The obligations of the Company under Paragraph 11B(iii) to pay costs and expenses of attorneys as to any period on or before the Closing Date shall be limited to the fees and expenses of Schiff Hardin LLP.

11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, without the written consent of the Holder or Holders of all Preferred Units at the time outstanding, no amendment to this Agreement shall change the amount or time of payment due with respect to the Preferred Units or change the terms of Paragraph 1, Paragraph 2 or Paragraph 3, or change the terms of any amount or time of payment of any redemption under Paragraph 4 or change the definition of Required Holder(s). Each Holder of any Security at the time or thereafter outstanding shall be bound by any consent authorized by this Paragraph 11C. No course of dealing between the Company and the Holder of any Security nor any delay in exercising any rights hereunder or under any Security shall operate as a waiver of any rights of any Holder of such Security. As used herein the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the other Transaction Documents and the transfer by any Purchaser of any Security, and may be relied upon by each Purchaser and any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the foregoing, this Agreement and the other Transaction Documents embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

11E. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not; provided that neither (1) the rights of Merrill (or any of its Affiliates) pursuant to the proviso set forth in the definition of the term “Required Holder(s)” may be assigned (other than to an Affiliate of Merrill), nor (2) the rights of New York Life Capital Partners (or any of its Affiliates) pursuant to the proviso set forth in the definition of the term “Required Holder(s)” may be assigned (other than to an Affiliate of New York Life Capital Partners), in each case, without both the prior written consent of the Company and the approval of the Board of Directors of the Company.

11F. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by any Holder to prohibit through equitable action or otherwise the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default.

11G. Notices. All written communications provided for hereunder shall be deemed to have been given (1) on the date of personal delivery to the recipient or an officer of the recipient, (2) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (3) on the Business Day following the date when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such communications shall be sent (i) if to any Purchaser, addressed to such Purchaser at the address specified for such communications in the Purchaser Schedule attached hereto, or at such other address as such Purchaser shall have specified to the Company in writing, (ii) if to any other Holder, addressed to such other Holder at such address as such other Holder shall have specified to the Company in writing or, if any such other Holder shall not have so specified an address to the Company, then addressed to such other Holder in care of the last Holder of such Security which shall have so specified an address to the Company, and (iii) if to the Company at the address set forth below:

Language Line Holdings, LLC c/o ABRY Partners IV, L.P. 111 Huntington Avenue 30th Floor Boston, MA 02199
Facsimile:	(617) 859-8797
Attention:	Peggy Koenig

A copy of notices to the Company (which will not constitute notice to the Company) shall be sent to:

Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, NY 10022
Facsimile:	(212) 446-4900
Attention:	John Kuehn, Esq.

(provided that provision of such a copy is not required for the effectiveness of any notice and failure to provide any such copy shall not give rise to any liability), or at such other address as the Company shall have specified to the Holder of each Security in writing; provided, however, that any such communication to the Company may also, at the option of the Holder of any

Security, be delivered by any other means either to the Company at its address specified above or to any officer of the Company.

11H. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11I. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

11J. SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY SECURITY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK, OR OF THE UNITED STATES LOCATED IN THAT STATE AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN PARAGRAPH 11G, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11K. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH

CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11L. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11M. Descriptive Headings; Advice of Counsel; Interpretation. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Each party to this Agreement represents to the other parties to this Agreement than such party has been represented by counsel in connection with the Securities, this Agreement and the other Transaction Documents, that such party has discussed the Securities, this Agreement and the other Transaction Documents with its counsel and that any and all issues with respect to the Securities, this Agreement and the other Transaction Documents have been resolved as set forth herein. No provision of any Security, this Agreement or any other Transaction Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

11N. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

11O. Severalty of Obligations. The sales of Securities to the Purchasers are to be several sales, and the obligations of the Purchasers under this Agreement are several obligations. Except as provided in Paragraph 3, no failure by any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and no Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Purchaser hereunder.

11P. Certain Terms. The use of the word “including” herein shall mean “including without limitation.” Any definitions used herein defined in the plural shall be deemed to include the singular as the context may require and any definitions used herein defined in the singular shall be deemed to include the plural as the context may require. Wherever reference is made herein to the male, female or neuter genders, such reference shall be deemed to include any of the other genders as the context may require.

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If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterparts of this letter and return the same to the Company, whereupon this letter shall become a binding agreement among the Company and the Purchasers.

Very truly yours,

LANGUAGE LINE HOLDINGS, LLC

By:
	Name:	C. J. Brucato
	Title:	Vice President

The foregoing Agreement is

hereby accepted as of the

date first above written.

ABRY MEZZANINE PARTNERS, L.P.

By:	ABRY MEZZANINE INVESTORS, L.P.,
its general partner

By:	ABRY MEZZANINE HOLDINGS LLC
its general partner

By:
	Name:	Peggy Koenig
	Title:	Vice President

MERRILL LYNCH CAPITAL CORPORATION

By:
	Name:	Jack Yann
	Title:	President

NEW YORK LIFE CAPITAL PARTNERS II, L.P.

By:	NYLCAP Manager LLC,
its Investment Manager

By:
	Name:	Amanda Parness
	Title:	Vice President